                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               ----------------

             DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NONE

                               ZAPATA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                   1-4219                  C-74-1339132
     (STATE OR OTHER        (COMMISSION FILE NO.)         (I.R.S. EMPLOYEE
       JURISDICTION                                     IDENTIFICATION NO.)
    OF INCORPORATION)

   1717 ST. JAMES PLACE, SUITE 550
            HOUSTON, TEXAS                            77056
   (ADDRESS OF PRINCIPAL EXECUTIVE                  (ZIP CODE)
               OFFICES)

                                 (713) 940-6100
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

            FORMER ADDRESS: P.O. BOX 4240, HOUSTON, TEXAS 77210-4240 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5.Other Events

  In connection with its decision to retain its marine protein operations which had previously been reported as a discontinued operation, Zapata Corporation (the "Company") has reclassified its consolidated financial statements for the fiscal years ended September 30, 1992, 1993 and 1994 as set forth herein to reflect those marine protein operations as continuing operations for those periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS PRESENTED HEREIN HAVE BEEN UPDATED SOLELY AS IT RELATES TO THE RECLASSIFICATION OF THE COMPANY'S MARINE PROTEIN OPERATIONS TO CONTINUING OPERATIONS ON MAY 5, 1995. SEE NOTE 14 TO THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED HEREIN FOR FURTHER INFORMATION REGARDING SUCH RECLASSIFICATION.

  The following is a discussion of the Company's financial condition and results of operations. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company appearing herein and the Company's Form 10-Q's for the periods ended December 31, 1994 and March 31, 1995 and Form 10-Q/A for the period ended June 30, 1995.

BACKGROUND

  Zapata Corporation has undergone a significant transformation during the last four years and the Company's new identity is still in the process of evolving.

  In fiscal 1991, the Company sold its offshore drilling business in which it historically had a significant presence to Arethusa (Offshore) Limited ("Arethusa"). The cash proceeds from the sale was the catalyst for a comprehensive financial restructuring which resulted in a significant reduction in Zapata's debt and an increase in the number of outstanding shares of the Company's common stock ("Common Stock").

  In fiscal 1992, Zapata Gulf Marine Corporation ("Zapata Gulf") of which Zapata owned 34.7% was merged into Tidewater Inc. ("Tidewater"). As a result, Zapata's investment in the marine services sector was represented by 8.3 million shares of Tidewater common stock.

  Zapata acquired Cimarron Gas Holding Company and its subsidiaries (collectively, "Cimarron") early in fiscal 1993 for $3.8 million consisting of $2.5 million and 437,333 shares of Common Stock. Cimarron was purchased to serve as the vehicle for the Company's expansion into the gathering and processing segments of the natural gas services markets.

  In May 1993, Zapata completed a refinancing of its senior debt which enabled the Company to move forward with its strategic plan to redirect its focus into the natural gas services market. Zapata raised a total of $111.4 million from the issuance of debt and equity pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"), between Zapata and Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and collectively with Norex Drilling and other affiliates, "Norex"). The Norex Agreement enabled the Company to refinance its then outstanding senior debt and substantially reduced the amount of required debt service payments for fiscal years 1994 and 1995.

  Under the terms of the Norex Agreement, Zapata issued $82.6 million in principal amount of senior notes to Norex, maturing in three years and bearing interest at 13%. In addition, Norex purchased 3 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable into 673,077 shares of Zapata's Tidewater common stock at the option of Norex. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable notes, maturing in 1996. Such notes are also exchangeable into 673,077 shares of Tidewater common stock. Such refinancing transactions are collectively referred to as the "Norex Refinancing."

  In June 1993, the Company sold 3.5 million shares of its Tidewater common stock in an underwritten public offering for net proceeds of $73.5 million. Zapata used the proceeds to invest in the natural gas compression sector.

  In September 1993, the Company, through Cimarron, acquired the interests of Stellar Energy Corporation and three affiliated companies (collectively, "Stellar") engaged in natural gas gathering and processing for $16.4 million. The purchase price included $6.3 million, the redemption of $3.7 million of notes payable to former Stellar shareholders and the assumption of $6.4 million of indebtedness of Stellar. The cash portion of the purchase price was financed with working capital. The acquisition of Stellar significantly expanded the Company's gas gathering and processing capability by adding 350 miles of gathering systems in Texas and Oklahoma as well as a processing plant in West Texas.

  In November 1993, Zapata purchased the natural gas compression businesses of Energy Industries, Inc. and certain other affiliated companies as well as certain real estate used by the business (collectively, "Energy Industries"). Energy Industries is engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages. Energy Industries operates the one of the ten largest rental fleets of natural gas compressor packages in the United States. Its compressor fleet is located in Texas, Louisiana, Arkansas, Oklahoma and New Mexico, as well as offshore in the Gulf of Mexico. Total consideration paid for the purchase of Energy Industries and for a related noncompetition agreement (collectively, the "Energy Industries Acquisition") was $90.2 million. The purchase price consisted of $74.5 million and 2.7 million shares of the Common Stock valued at $5.80 per share, which approximated the average trading price prior to closing of the acquisition.

  Additionally, in November 1993 Zapata sold 3.75 million shares of its Tidewater common stock for $77.8 million. In December 1993, $73.7 million of the proceeds from the November sale of Tidewater common stock was used to prepay $68.5 million of the 13% senior indebtedness to Norex, along with accrued interest, and to pay a $3.5 million prepayment premium.

  In March 1994, Zapata sold 375,175 additional shares of its Tidewater common stock for a net price of $21.34 per share generating $8.0 million. The Company currently owns 673,077 shares of Tidewater common stock all of which are reserved for the possible exchange, at the election of Norex, for the $17.5 million aggregate principal amount of 8.5% unsecured exchangeable notes of the Company held by Norex.

  On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split of the Company's outstanding Common Stock effective May 3, 1994 that reduced the number of Common Shares outstanding from approximately 158.3 million to approximately 31.7 million. The number of authorized shares remained at 165.0 million and par value of the Common Stock was unchanged. Zapata's Board of Directors declared two quarterly Common Stock dividends in fiscal 1994 of $0.035 per share totalling approximately $1.1 million each that were paid in July 1994 and October 1994.

  As of June 30, 1994, Zapata redeemed one-half of the approximately 45,000 outstanding shares of the Company's $6 Cumulative Preferred Stock (Preferred Stock) at $100 per share. The Company will redeem the balance of its outstanding Preferred Stock in January 1995. Under terms of the Preferred Stock, Zapata can redeem a maximum of 22,500 shares of the stock in a calendar year.

  In July 1994, Zapata announced that it intended to separate its marine protein operations from its energy-related businesses. Alternatives for a sale of the marine protein operations or a spin-off of the business to the stockholders of Zapata were considered. In September 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. Based on preliminary offers to purchase the marine protein operations, the Company has recorded an $8.9 million after tax book loss. As a result of the decision to sell, the Company's financial statements were restated to reflect the marine protein operations as a discontinued operation. On May 5, 1995, Zapata decided to retain the marine protein operations which had previously been reported as a discontinued operation. Zapata had previously announced that an agreement to sell its marine protein operations had been reached. However, the acquisition group failed to close the transaction. The Company concluded that the value of its marine protein operations could be more effectively realized by retaining these operations as part of Zapata's ongoing operations, rather than pursuing another sale transaction.

  In September 1994, Zapata announced that its Board of Directors had determined that the Company should immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, may be sold individually or as a package depending upon the interest expressed by prospective buyers. Zapata's Bolivian oil and gas operations will not be impacted by this decision. Zapata's domestic natural gas reserves have been declining for a number of years as no exploratory efforts have been undertaken to offset gas production. The Board's decision to sell the properties is simply an acceleration of the liquidation of the gas reserves currently occurring through production. Sales proceeds were estimated to equal or exceed the net book value of the properties.

LIQUIDITY AND CAPITAL RESOURCES

  In September 1994, the Company prepaid the remaining $17.3 million of its 13% senior convertible indebtedness to Norex that was due in 1996, along with accrued interest, and paid a prepayment premium of $655,000. The prepayment was facilitated by the initial drawdown of $15 million from a $30 million bank credit facility with Texas Commerce Bank Association (the "TCB Loan Agreement") that Zapata arranged for its natural gas compression operations, Energy Industries, in September 1994.

  At September 30, 1994, Zapata's financial condition is stronger than that of any time in recent history. Long-term debt of $69.1 million compares favorably to working capital of $60.6 million and stockholders' equity of $154.5 million. Additionally, the Company owns 673,077 shares of Tidewater common stock.

  As of September 30, 1994, the Company's weighted-average interest rate had been reduced to 8.8% as a result of the Norex debt prepayments. Mandatory principal payments for the next twelve months total $3.0 million. Depending upon certain conditions, the principal payments due in 1996 may be exchanged for shares of Zapata's Tidewater common stock as provided for in the Norex Agreement.

  The Company considers its current liquidity position to be adequate. The TCB Loan Agreement provides Energy Industries with financial flexibility. Additionally, with the acquisition of Energy Industries, Zapata believes that its cash flow from operations will be sufficient to meet operating needs and its financial commitments.

  The TCB Loan Agreement provides Energy Industries with a revolving credit facility that converts after two years to a three-year amortizing term loan. The TCB Loan Agreement bears interest at a variable interest rate that may be adjusted periodically. Pursuant to the TCB Loan Agreement, Energy Industries has agreed to maintain certain financial covenants and to limit additional indebtedness, dividends, dispositions and acquisitions. The amount of restricted net assets for Energy Industries at September 30, 1994 was approximately $65.0 million. Additionally, Energy Industries' ability to transfer funds to Zapata Corporation was limited to $5.0 million at September 30, 1994. The Company remains subject to a covenant in the Norex Agreement which requires it to maintain a consolidated tangible net worth of at least $100 million.

  Reflecting the effects of the Norex Refinancing and the sale in June 1993 of the Tidewater common stock, Zapata's working capital improved $88.8 million during fiscal 1993 and totalled $119.1 million as of September 30, 1993. In fiscal 1993, cash and restricted cash components increased $54.8 million and current maturities of long-term debt were reduced by $16.9 million to $2.7 million.

  Net cash provided by operating activities during fiscal 1994 totalled $11.1 million as compared to $15.6 million used by operating activities in fiscal 1993. The improvement in 1994 was attributable to the positive contribution from the Company's compression operations, reduced interest expense, lower fees associated with Zapata's senior debt and an increase in fish meal and fish oil inventories in 1993.

  Net cash used by operating activities in fiscal 1993 totalled $15.6 million and compared unfavorably to the $11.5 million provided by operating activities in 1992. The use of cash was attributable to lower operating income, an increase in fish meal and fish oil inventories and the prepayment penalty associated with the Norex Refinancing.

  Due to the significant transactions which occurred during fiscal years 1994 and 1993, cash flow from investing activities is combined with financing activities for the following analysis. On a combined basis, these activities used $13.3 million during fiscal 1994 and $4.7 million during fiscal 1993. This difference can be attributed to increased capital expenditures and to the redemption of preferred stock. Capital expenditures increased in 1994 due to the combination of the following: workover projects at the Wisdom gas field, the expansion of the natural gas gathering and processing operations and the expansion of the compressor rental fleet.

  Net cash used by investing activities of $6.0 million in fiscal 1993 compared to the $9.1 million use of cash in 1992. Investing activities in 1993 consisted of the cash received from the disposition of the Company's investment in Arethusa, the cash used in the acquisitions of Cimarron and Stellar and capital expenditures. Capital expenditures were lower in 1993 as a result of the completion of major oil and gas production and marine protein capital projects in 1992. Reflecting the Norex Refinancing, net cash provided by financing activities of $1.4 million in fiscal 1993 compared favorably to the net use of cash in fiscal 1992 of $10.7 million.

RESULTS OF OPERATIONS

General

  The results of operations have been reclassified to reflect the marine protein operations as a continuing operation.

 Fiscal 1994--1993

  Zapata's net loss of $8.3 million for fiscal 1994 compared unfavorably to the net income of $9.4 million in fiscal 1993. The fiscal 1994 loss from discontinued operations reflects the estimated loss on disposition of the marine protein operations of $8.9 million. The fiscal 1994 loss also includes a $29.2 million pretax write-down of the Company's oil and gas properties in the Gulf of Mexico as a result of low gas prices and a revision of estimated future costs. Sales of Tidewater common stock generated pretax gains of $37.5 million in fiscal 1994 and $32.9 million in fiscal 1993. The fiscal 1994 gain was partially offset by a $7.4 million expense associated with the Norex debt prepayments; this expense was comprised of debt prepayment penalties totalling $4.1 million and a $3.3 million write-off of previously deferred expenses related to the origination of such indebtedness. The fiscal 1993 gain was partially offset by a $6.4 million prepayment penalty that Zapata was required to pay in connection with refinancing of senior indebtedness and a $5.7 million loss from the disposal of Zapata's investment in Arethusa. Interest expense was reduced substantially in fiscal 1994 as compared to 1993 reflecting the effects of the restructuring of indebtedness in fiscal 1993 and overall reduction of the Company's indebtedness in fiscal 1994.

  Revenues of $337.8 million and an operating loss of $24.7 million in fiscal 1994 compared to revenues of $265.0 million and operating income of $3.0 million in fiscal 1993. The oil and gas valuation provision in fiscal 1994 more than offset the contribution from the newly-acquired natural gas compression operations. The 1994 operating loss also included a $2.4 million expense related to a reduction in staff at the Company's corporate headquarters and write-off of leasehold improvements.

 Fiscal 1993--1992

  The Company's net income of $9.4 million for fiscal 1993 represented a significant improvement from net income of $2.4 million for fiscal 1992. The improvement was due to the $32.9 million pretax gain from the sale of Tidewater common stock in June 1993.

  The Company's operating income of $3.0 million for fiscal 1993 compared unfavorably to the fiscal 1992 operating income of $10.9 million. The shortfall was primarily attributable to reduced receipts from Bolivian oil and gas operations. Fiscal 1993 income included equity income of $1.1 million from Zapata's investment in Tidewater compared to equity income of $1.5 million in fiscal 1992.

  As a result of Zapata's decision to sell 3.5 million shares of its Tidewater common stock, Zapata changed the method of accounting for its investment in Tidewater from the equity to the cost method of accounting, effective January 1, 1993. Consequently, Zapata's equity interest in Tidewater's results has not been included as equity income since December 31, 1992. Instead, Tidewater's dividends to Zapata have been included in other income when declared.

  During 1993, revenues and expenses were significantly higher than those reported for the corresponding 1992 period. The increase resulted from the inclusion of the activities of Cimarron which was acquired during the first quarter of fiscal 1993. Cimarron's natural gas liquids trading business typically generates high revenues, high expenses and low margins. Revenues of $265.0 million for fiscal 1993 (including $186.3 million in revenues from Cimarron) were significantly higher than the $106.4 million of revenues reported for fiscal 1992.

 Marine Protein

  In July 1994, Zapata announced that it intended to separate its marine protein operations from its energy-related businesses. Alternatives for a sale of the marine protein operations or a spin-off of the business to the stockholders of Zapata were considered. In September 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. Based on preliminary offers to purchase the marine protein operations, the Company has recorded an $8.9 million after tax book loss. As a result of the decision to sell, the operating results related to the marine protein operations were originally reported under the discontinued operations classification in the Company's 1994 Form 10-K. However, on May 5, 1995, the Company decided to retain the marine protein operation and as a result these operations have been reclassified to continuing operations. See Note 14.

  Revenues of $96.6 million and operating income of $5.4 million for fiscal 1994 compared favorably to the fiscal 1993 revenues of $58.6 million and operating income of $4.3 million. The improved results were achieved by increased sales volumes that resulted from the combination of a 37% increase in the fiscal 1994 fish catch as compared to 1993 and to higher levels of inventories which were carried over from the fiscal 1993 fishing season. Compared to the prior year, sales volume of fish meal during fiscal 1994 was 55% higher while the average per ton price of $344 was 9% lower. Likewise, fish oil volumes doubled during 1994 as compared to 1993 while the average per ton price of $300 was 6% lower.

  Although fish catch improved in fiscal 1993, the marine protein division's operating results for 1993 were slightly lower than fiscal 1992 results. Revenues of $58.6 million and operating income of $4.3 million for fiscal 1993 compared unfavorably to the fiscal 1992 revenues of $76.3 million and operating income of $4.7 million. The shortfall was attributable to the combination of lower sales volumes for fish meal and fish oil, and lower prices for fish meal that offset the positive effects from the improved fish catch.

  During 1993, fish meal prices averaged $376 per ton, down slightly from the 1992 average price of $380 per ton. However, because of an oversupply of fish meal from South America, prices for prime fish meal (the marine protein division's primary product) temporarily dropped precipitously during 1993. When prices fell, management intentionally stopped selling product until prices recovered later in the year. This decision contributed to lower meal sales volumes during the year and higher inventories at year-end. The average price at which fish oil was sold during fiscal 1993 increased from $295 per ton in 1992 to $320 per ton.

  The price for fish meal generally bears a relationship to prevailing soybean meal prices, while prices for fish oil are usually based on prices for vegetable fats and oils, such as soybean and palm oils. Thus, the prices for the Company's products are significantly influenced by worldwide supply and demand relationships over which the Company has no control, and tend to fluctuate to a significant extent over the course of a year and from year to year.

  The Company's total fish catch for fiscal 1994 improved for the second consecutive year after dropping in fiscal 1992. The fish catch for fiscal 1994 improved approximately 37% from the 1993 level; the fiscal 1993 catch improved approximately 10% from the catch in fiscal 1992. The annual fish catch can vary from year to year depending on weather conditions and other factors outside the Company's control; the Company cannot predict future fish catch.

 Natural Gas Services Operations--Compression

  In November 1993, Zapata purchased Energy Industries, a participant in all segments of the natural gas compression industry. Additionally, in April 1994 Energy Industries acquired 41 additional compressors for $2.0 million. Energy Industries operates one of the ten largest rental fleets of natural gas compressor packages in the United States. Its compressor fleet is located in Texas, Louisiana, Arkansas, Oklahoma and New Mexico, as well as offshore in the Gulf of Mexico.

  The major segments of Energy Industries' natural gas compression revenues and operating results for the eleven-month period ended September 30, 1994, in thousands, are identified below.

                                                                ELEVEN MONTHS
                                                               ENDED SEPTEMBER
                                                                   30, 1994
                                                              ------------------
                                                                       OPERATING
                                                              REVENUES  RESULTS
                                                              -------- ---------
      Compressor Rental...................................... $16,252   $4,866
      Fabrication and Sales..................................  27,560    5,384
      Parts and Service .....................................  19,608    3,958
      Other..................................................   9,102    1,492
      Selling and Administrative.............................      --   (7,730)
                                                              -------   ------
                                                              $72,522   $7,970
                                                              =======   ======

  Natural gas compressor package rental utilization is affected by the number and age of producing oil and gas wells, the volume of natural gas consumed and natural gas prices. Rental rates are determined by the demand for compressor packages and vary by size and horsepower of a compressor package. Utilization of the Company's rental units has improved during fiscal 1994 to a level that now exceeds the reported industry average due primarily to a greater emphasis being placed on rental operations and to the changes in the size of the compressor packages in the rental fleet. Energy Industries' utilization, rental rates and fleet size as of September 30, 1994 are set forth in the following table.

                                                                   SEPTEMBER 30,
                                                                       1994
                                                                   -------------
      FLEET UTILIZATION:
        Horsepower................................................       82.6%
      MONTHLY RENTAL RATE, BASED ON:
        Horsepower................................................     $16.61
      FLEET SIZE:
        Number of units...........................................        706
        Horsepower................................................    113,786

  The Company expects to dispose of its heat exchanger manufacturing operation in fiscal 1995. The sale of the heat exchanger operation will not have a material impact on the Company's results of operations or financial position.

 Natural Gas Services Operations -- Gathering, Processing and Marketing

  Zapata's natural gas gathering, processing and marketing operations are conducted through Cimarron which was acquired early in fiscal 1993 to serve as the vehicle for the Company's expansion into the natural gas services market. As a division of Zapata, Cimarron's operations involve two major categories of business activities: the gathering and processing of natural gas and its constituent products and the marketing and trading of natural gas liquids
(NGL).

  Revenues and operating results for fiscal 1994 and 1993 are presented in the following table by major category, in thousands.

                                                                 OPERATING
                                                 REVENUES         RESULTS
                                             ----------------- ---------------
                                               1994     1993    1994     1993
                                             -------- -------- -------  ------
      Gathering and Processing.............. $ 22,867 $ 11,671 $   718  $  427
      NGL Marketing.........................  133,274  174,620     703   1,345
      Selling and Administrative............                    (2,484) (2,324)
                                             -------- -------- -------  ------
                                             $156,141 $186,291 $(1,063) $ (552)
                                             ======== ======== =======  ======

  For fiscal 1994, gathering and processing revenues increased as a result of the expansion of the division's gathering and processing operations during fiscal 1994 and 1993 while marketing revenues declined primarily due to the Company's decision to reduce its natural gas trading activities. The gathering and processing operations, however, incurred operating losses in the second and third quarters of fiscal 1994 as processing margins were negatively impacted by an uncharacteristic imbalance in the prices of natural gas and NGL. Subsequent to the end of the third fiscal quarter, liquids prices increased resulting in improved operating results from the gathering and processing operation.

  In fiscal 1993, Zapata's natural gas gathering, processing and marketing division incurred an operating loss that was attributable to weak demand for refinery feedstocks, a soft liquids trading market and a write-off of a liquids trading receivable. Additionally, the division undertook a substantial business development effort in 1993 as prospective acquisition candidates and expansion opportunities were examined. These efforts resulted in increased administrative expenses.

  In fiscal 1994 and 1993, Cimarron significantly expanded its natural gas gathering and processing activities through the acquisition and expansion of natural gas gathering systems in West Texas and Oklahoma and a gas processing plant in Sutton County, Texas. A comparison of average daily volumes of gas, measured in thousands of cubic feet, gathered and processed during fiscal 1994 and 1993 is shown below.

                                                                    1994   1993
                                                                   ------ ------
      Gathering................................................... 45,500 14,382
      Processing.................................................. 22,200 10,063

 Oil and Gas Operations

  Reflecting the $29.2 million property valuation provision, as well as lower prices for U.S. natural gas and lower U.S. natural gas production, revenues of $12.6 million and an operating loss of $28.3 million for fiscal 1994 compared unfavorably to the fiscal 1993 revenues of $20.2 million and operating income of $6.0 million. The valuation provision was the result of several factors: lower natural gas prices, additional capitalized costs incurred recently in connection with several workover wells at the Company's Wisdom gas field and an increase in estimated future costs.

  In September 1994, Zapata announced that its Board of Directors had determined that the Company should immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, may be sold individually or as a package depending upon the interest expressed by prospective buyers. Zapata's Bolivian oil and gas operations will not be impacted by this decision. Zapata's domestic natural gas reserves have been declining for a number of years as no exploratory efforts have been undertaken to offset gas production. The Board's decision to sell the properties is simply an acceleration of the liquidation of the gas reserves currently occurring through production. Sales proceeds are estimated to equal or exceed the net book value of the properties.

  The Bolivian operations contributed approximately $3.5 million and $3.2 million to operating income in fiscal 1994 and 1993, respectively. Based on the Bolivian oil and gas company's performance under renegotiated contracts and improved operating conditions, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations beginning in fiscal 1994.

  Zapata's domestic natural gas production for fiscal 1994 was approximately one-half of the fiscal 1993 period's level of production. The decline in production was due to production difficulties encountered during 1993 at the Wisdom gas field, the Company's most significant oil and gas property. U.S. spot gas prices declined during the second half of fiscal 1994 and compared unfavorably to prices in the corresponding fiscal 1993 period. The decline was due primarily to an oversupply of natural gas that resulted from mild weather conditions during the summer and early fall.

  In late April 1993 one of the oil and gas division's wells in the Wisdom gas field was shut-in when such well started producing sand. Prior to the failure, this well was capable of producing 6.5 MMcf per day. After some minor repairs, the well was returned to production at a significantly reduced level. Efforts to restore production from this well have been deferred.

  In early September 1993 an additional well in the Wisdom gas field ceased production as a result of an influx of sand and water. Immediately prior to the time the well ceased producing, this well was capable of producing approximately 5.5 MMcf per day. After some minor repairs, the well was returned to production at a significantly reduced level. Efforts to restore production commenced in February 1994 and the workover/recompletion of this well and one additional well successfully restored production of these wells to acceptable levels. The Company undertook the recompletion of a third well in the Wisdom gas field which was abandoned after a series of mechanical failures. The Wisdom gas field was producing 10.8 MMcf per day in August 1994 before curtailing production in September due to low gas prices.

  Revenues of $20.2 million and operating income of $6.0 million for fiscal 1993 were substantially below the fiscal 1992 revenues of $30.1 million and operating income of $11.2 million. Despite higher prices for U.S. natural gas and the absence of workover expenses of the Wisdom gas field, the division's 1993 results declined due to the combination of reduced revenues from the Bolivian oil and gas operations and lower U.S. natural gas production. Cash receipts from the Bolivian operation totalled $3.2 million in 1993 versus $10.1 million in 1992. Bolivian receipts, recognized as revenues, included collections of certain past-due receivables in fiscal 1992. Results for the fiscal 1992 period included $3.0 million of Wisdom gas field workover expenses.

  U.S. spot gas prices improved during fiscal 1993 and remained substantially higher than the extremely low levels experienced during fiscal 1992. However, Zapata's natural gas production for fiscal 1993 was 31% lower than the fiscal 1992 level of production. A major contributing factor to the decline in production was due to the production difficulties at the Wisdom gas field.

 Tidewater

  In June 1993, Zapata completed the sale of 3.5 million of its shares of Tidewater common stock through an underwritten public offering. The shares were sold for a net price of $21.25 per share or $73.5 million and the sale generated a 1993 pretax gain of $32.9 million. The gain is reflected on the statement of operations as other income. In November 1993, Zapata sold an additional 3.75 million shares of its Tidewater common stock for a net price of $20.75 per share or $77.8 million and in March 1994, Zapata sold 375,175 additional shares of its Tidewater stock for a net price of $21.34 per share or $8.0 million. The fiscal 1994 sales generated pretax gains totaling $37.5 million; the gains are recorded in other income. As of September 1994, the Company owns 673,077 shares of Tidewater common stock.

  As a result of its decision to sell a portion of its Tidewater common stock, effective January 1, 1993, Zapata changed from the equity to the cost method of accounting for its investment in Tidewater. Consequently, Zapata has not included its percentage of Tidewater's results as equity income since December 31, 1992. Instead, Tidewater dividends to Zapata have been included as other income when, as and if declared.

  For fiscal 1993, Zapata's reported equity income of $1.1 million was based on 15.6% of Tidewater's results for the three months ended December 31, 1992. Such percentage represented Zapata's ownership percentage of Tidewater. For fiscal 1992, the Company's equity income of $1.5 million was based on the combination of 34.7% of Zapata Gulf's results for the three months ended December 31, 1991 and 15.7% of Tidewater's results for the nine months ended September 30, 1992.

OTHER INCOME (EXPENSE)

  Other expense of $4.3 million in fiscal 1994 includes expenses of $7.4 million related to the prepayment of the Norex indebtedness, a $2.8 million gain related to the settlement of a coal note receivable that had previously been written off and $700,000 dividend income from Zapata's Tidewater common stock. Also, fiscal 1994 includes a $1.4 million expense related to a terminated pension plan.

  Other expense of $10.6 million incurred during fiscal 1993 included three significant items: a $6.4 million prepayment penalty incurred in connection with the refinancing of the Company's senior debt in May 1993, a $5.7 million loss resulting from the disposition of the Company's investment in Arethusa which Zapata was required to make when the Company's offshore drilling rig fleet was sold, and $1.3 million dividend income generated by Tidewater common stock.

  Other income in 1992 of $4.4 million was attributable to a $1.7 million pension plan curtailment and settlement gain associated with the termination of management agreements with Arethusa, and to the receipt of $2.7 million from notes written down in previous years.

TAXES

  The provisions for U.S. income tax for 1994, 1993 and 1992 reflect expenses resulting from pretax consolidated income.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In the first quarter of fiscal 1994, Zapata was required to adopt Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changed Zapata's method of accounting for income taxes to an asset and liability approach. The impact of adopting SFAS 109 was to record an increase to capital in excess of par value of $15.3 million and a net deferred tax asset of $11.6 million arising from the recognition of previously existing credit carryforward items.

  Additionally, in fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Zapata currently owns 673,077 shares of Tidewater common stock which had a book value of approximately $7.9 million. As a result of adopting SFAS 115, this security is reported at fair value at September 30, 1994 and any unrealized gain or loss recorded as a separate component of stockholders' equity (net of deferred income taxes). At September 30, 1994 an adjustment was made to increase investments in equity securities by $6.6 million and increase stockholders equity by $4.3 million for the unrealized appreciation (net of deferred taxes).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors,
Zapata Corporation:

  We have audited the accompanying consolidated balance sheets of Zapata Corporation and subsidiaries as of September 30, 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zapata Corporation and subsidiaries as of September 30, 1994 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

  As described in Notes 1 and 9, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.


                                          Coopers & Lybrand L.L.P.

Houston, Texas
December 16, 1994, except for Note 14,
 as to which the date is May 5, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors,
Zapata Corporation:

  We have audited the accompanying balance sheet of Zapata Corporation (a Delaware corporation) and subsidiary companies as of September 30, 1993, and the related income statement, statement of cash flows and reinvested earnings (deficit) and capital in excess of par value for each of the two years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zapata Corporation and subsidiary companies as of September 30, 1993, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

Houston, Texas
December 17, 1993

                               ZAPATA CORPORATION

                         CONSOLIDATED BALANCE SHEET(1)

                                  A S S E T S

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1994          1993
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Current assets:
  Cash and cash equivalents........................   $ 13,094      $ 15,273
  Restricted cash..................................        779        75,083
  Receivables......................................     39,595        28,321
  Inventories:
    Fish products..................................     34,143        33,504
    Compressor equipment and components............     17,629            --
    Gas liquids products...........................        414         1,271
    Materials, parts and supplies..................      3,601         3,392
  Prepaid expenses and other current assets........      2,609         2,280
                                                      --------      --------
      Total current assets.........................    111,864       159,124
                                                      --------      --------
Investments and other assets:
  Notes receivable (net of a $4.3 million allowance
   in 1994 and 1993)...............................      1,925         2,844
  Investments in equity securities.................     14,471        56,289
  Goodwill.........................................     26,105         7,781
  Deferred income taxes............................      2,915            --
  Other assets.....................................     16,149        18,842
                                                      --------      --------
      Total investments and other assets...........     61,565        85,756
                                                      --------      --------
Property and equipment:
  Marine protein...................................     60,188        56,611
  Natural gas services--compression................     56,661            --
  Natural gas services--gathering and processing...     18,395        14,324
  Oil and gas, full cost method....................     77,066        65,274
  Corporate........................................      5,213         5,184
                                                      --------      --------
                                                       217,523       141,393
  Accumulated depreciation, depletion and
   amortization....................................    (99,913)      (41,156)
                                                      --------      --------
                                                       117,610       100,237
                                                      --------      --------
      Total assets.................................   $291,039      $345,117
                                                      ========      ========

--------
(1) The Consolidated Balance Sheet has been reclassified to present the marine protein operations as continuing operations. See Note 14.

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                         CONSOLIDATED BALANCE SHEET(1)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1994          1993
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Current liabilities:
  Current maturities of long-term debt.............   $  3,009      $  2,714
  Accounts payable.................................     16,882        20,674
  Accrued liabilities:
    Compensation and employee benefits.............     11,148         6,181
    Other..........................................     19,165         9,695
  Income taxes payable.............................      1,076           783
                                                      --------      --------
      Total current liabilities....................     51,280        40,047
                                                      --------      --------
Long-term debt.....................................     69,078       139,646
                                                      --------      --------
Deferred income taxes..............................                    3,686
                                                      --------      --------
Other liabilities..................................     16,139        15,474
                                                      --------      --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  $6.00 cumulative preferred stock (no par),
   outstanding: 22,498 shares (1994) and 44,943
   shares (1993)...................................      2,255         4,500
  $2.00 noncumulative convertible preference stock
   ($1.00 par), outstanding: 2,627 shares (1994)
   and 2,637 shares (1993).........................          3             3
  Common Stock ($0.25 par), outstanding: 31,716,991
   shares (1994) and 28,940,592 shares (1993)......      7,930        36,176
  Capital in excess of par value...................    138,293        92,906
  Reinvested earnings, from October 1, 1990
   (deficit balance prior to quasi-reorganization
   at September 30, 1990: $296,850,000)............      1,785        12,679
  Investment in equity securities-unrealized gain,
   net of taxes....................................      4,276            --
                                                      --------      --------
                                                       154,542       146,264
                                                      --------      --------
      Total liabilities and stockholders' equity...   $291,039      $345,117
                                                      ========      ========

--------
(1) The Consolidated Balance Sheet has been reclassified to present the marine protein operations as continuing operations. See Note 14.

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                    CONSOLIDATED STATEMENT OF OPERATIONS(1)

                                                 YEARS ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1994      1993      1992
                                                 --------  --------  --------
                                                 (IN THOUSANDS, EXCEPT PER
                                                       SHARE AMOUNTS)
Revenues........................................ $337,826  $265,045  $106,413
                                                 --------  --------  --------
Expenses:
  Operating.....................................  294,330   235,069    70,385
  Provision for oil & gas property valuation....   29,152        --        --
  Depreciation, depletion and amortization......   18,196    13,036    14,923
  Selling, general and administrative...........   20,848    13,934    10,204
                                                 --------  --------  --------
                                                  362,526   262,039    95,512
                                                 --------  --------  --------
Operating income (loss).........................  (24,700)    3,006    10,901
                                                 --------  --------  --------
Other income (expense):
  Interest income...............................    2,043     2,404     2,644
  Interest expense..............................   (9,356)  (15,811)  (16,270)
  Gain on sale of Tidewater common stock........   37,457    32,928        --
  Equity in income of unconsolidated affiliates.       --     1,125     1,497
  Other.........................................   (4,292)  (10,629)    4,419
                                                 --------  --------  --------
                                                   25,852    10,017    (7,710)
                                                 --------  --------  --------
Income from continuing operations before income
 taxes..........................................    1,152    13,023     3,191
Provision for income taxes......................      574     3,650       760
                                                 --------  --------  --------
Income (loss) from continuing operations........      578     9,373     2,431
                                                 --------  --------  --------
Discontinued marine protein operations (Notes 2
 and 14):
  Loss on disposition, net of income taxes......   (8,897)       --        --
                                                 --------  --------  --------
                                                   (8,897)       --        --
                                                 --------  --------  --------
Net income (loss)...............................   (8,319)    9,373     2,431
Preferred and preference stock dividends........      356       404       404
                                                 --------  --------  --------
Net income (loss) to Common Stockholders........ $ (8,675) $  8,969  $  2,027
                                                 ========  ========  ========
Per share data:
  Income (loss) from continuing operations...... $   0.01  $   0.33  $   0.08
  Loss from discontinued operations.............    (0.29)       --        --
                                                 --------  --------  --------
  Net income (loss) per share................... $  (0.28) $   0.33  $   0.08
                                                 ========  ========  ========

--------
(1) The Consolidated Statement of Operations has been reclassified to present the marine protein operations as continuing operations. See Note 14.

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                    CONSOLIDATED STATEMENT OF CASH FLOWS(1)

                                                  YEARS ENDED SEPTEMBER 30,
                                                 -----------------------------
                                                   1994      1993       1992
                                                 --------  ---------  --------
                                                       (IN THOUSANDS)
Cash flow provided (used) by operating
 activities:
  Continuing operations:
    Net income (loss) from continuing
     operations................................. $    578  $   9,373  $  2,431
                                                 --------  ---------  --------
    Adjustments to reconcile net income (loss)
     to net cash provided (used) by operating
     activities:
      Depreciation, amortization and valuation
       provision................................   47,348     13,036    14,923
      Gain on sale of assets, net...............  (37,457)   (27,303)      (46)
      Equity in income of unconsolidated
       affiliates...............................       --     (1,125)   (1,497)
      Cash dividends received...................       --      1,238       620
      Changes in assets and liabilities:
        Receivables.............................   (4,771)     8,330       569
        Inventories.............................      (38)   (10,883)    5,369
        Accounts payable and accrued
         liabilities............................    5,505     (6,189)   (5,659)
        Deferred income taxes...................   (3,608)     3,006       680
        Other assets and liabilities............    3,533     (5,099)   (5,852)
                                                 --------  ---------  --------
          Total adjustments.....................   10,512    (24,989)    9,107
                                                 --------  ---------  --------
        Net cash provided (used) by continuing
         operations.............................   11,090    (15,616)   11,538
                                                 --------  ---------  --------
Cash flow provided (used) by investing
 activities:
  Proceeds from disposition of investments and
   other........................................   88,533     85,244       106
  Restricted cash investments...................   74,304    (75,083)       --
  Proceeds from notes receivable................    1,061        994     2,359
  Business acquisitions, net of cash acquired...  (73,222)   (12,600)       --
  Capital expenditures..........................  (28,251)    (4,569)  (11,595)
                                                 --------  ---------  --------
        Net cash provided (used) by investing
         activities.............................   62,425     (6,014)   (9,130)
                                                 --------  ---------  --------
Cash flow provided (used) by financing
 activities:
  Borrowings....................................   16,873    101,375        --
  Proceeds from issuance of Common Stock........       --     11,250        --
  Principal payments of long-term obligations...  (88,756)  (108,333)  (10,672)
  Preferred stock redemption....................   (2,245)        --        --
  Dividend payments.............................   (1,566)    (2,933)       --
                                                 --------  ---------  --------
        Net cash provided (used) by financing
         activities.............................  (75,694)     1,359   (10,672)
                                                 --------  ---------  --------
Net decrease in cash and cash equivalents.......   (2,179)   (20,271)   (8,264)
Cash and cash equivalents at beginning of year..   15,273     35,544    43,808
                                                 --------  ---------  --------
Cash and cash equivalents at end of year........ $ 13,094  $  15,273  $ 35,544
                                                 ========  =========  ========

--------
(1) The Consolidated Statement of Cash Flows has been reclassified to present the marine protein operations as continuing operations. See Note 14.

    The accompanying notes are an integral part of the financial statements.

                               ZAPATA CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                         CAPITAL
                                                            IN
                                                          EXCESS              INVESTMENTS
                          PREFERRED PREFERENCE  COMMON    OF PAR   REINVESTED  IN EQUITY
                            STOCK     STOCK     STOCK     VALUE     EARNINGS  SECURITIES
                          --------- ---------- --------  --------  ---------- -----------
                                                 (IN THOUSANDS)
Balance at September 30,
 1991...................   $ 4,500     $ 3     $ 31,698  $ 84,969    $1,683
Net income..............                                              2,431
Preferred stock
 dividends declared.....                                               (404)
Other...................                             (1)        1
                           -------     ---     --------  --------    ------     ------
Balance at September 30,
 1992...................     4,500       3       31,697    84,970     3,710
Net income..............                                              9,373
Preferred stock
 dividends declared.....                                               (404)
Refinancing of bank debt
 (3.0 million shares)...                          3,750     7,041
Acquisition of Cimarron
 (437,333 shares).......                            547       741
Other...................                            182       154
                           -------     ---     --------  --------    ------     ------
Balance at September 30,
 1993...................     4,500       3       36,176    92,906    12,679
Net loss................                                             (8,319)
Cash dividends declared:
  Common stock..........                                             (2,219)
  Preferred stock.......                                               (354)
  Preference stock......                                                 (2)
Common Stock one-for-
 five reverse split.....                        (31,657)   31,657
Preferred stock
 redemption.............    (2,245)
Unrealized gain (net of
 taxes).................                                                        $4,276
Reclassification of
 deferred tax asset.....                                    1,585
Acquisition of Energy
 Industries (2.7 million
 shares)................                          3,375    12,285
Other...................                             36      (140)
                           -------     ---     --------  --------    ------     ------
Balance at September 30,
 1994...................   $ 2,255     $ 3     $  7,930  $138,293    $1,785     $4,276
                           =======     ===     ========  ========    ======     ======

    The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The financial statements include Zapata Corporation and its wholly and majority owned domestic and foreign subsidiaries (collectively, "Zapata" or the "Company"). Investments in affiliated companies and joint ventures representing a 20% to 50% voting interest are accounted for using the equity method, while interests of less than 20% are accounted for using the cost method, except for investments in oil and gas properties. All investments in oil and gas properties and joint ventures are proportionately consolidated. All significant intercompany accounts and transactions are eliminated in consolidation. Certain reclassifications of prior year information have been made to conform with the current year presentation. THE CONSOLIDATED FINANCIAL STATEMENTS PRESENTED HEREIN HAVE BEEN UPDATED SOLELY AS IT RELATES TO THE RECLASSIFICATION OF THE COMPANY'S MARINE PROTEIN OPERATIONS TO CONTINUING OPERATIONS ON MAY 5, 1995. SEE NOTE 14 TO THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED HEREIN FOR FURTHER INFORMATION REGARDING SUCH RECLASSIFICATION.

 Restricted Cash

  Restricted cash includes cash held in short-term investments to collateralize letters of credit totalling $779,000 and $1.0 million in fiscal 1994 and 1993, respectively, that will expire in one year or less. Additionally, in fiscal 1993, $74.1 million from the sale of Tidewater Inc. ("Tidewater") common stock was held in restricted short-term investments for the purpose of consummating the Energy Industries, Inc. acquisition as discussed in Note 4.

 Inventories

  Materials, parts and supplies are stated at average cost. Compressor, fish product and gas liquids inventories are stated at the lower of average cost or market.

  The marine protein division allocates costs to production from its fish catch using a standard cost that is based on the total fish catch and total costs associated with each fishing season. The marine protein inventory is calculated on a standard cost basis each month and adjusted to an actual cost basis quarterly. The costs incurred during the off season months of December to April are deferred to the next fishing season (April to December) and then allocated to production as the fish catch is processed. The offseason deferred cost was approximately $1.9 million at September 30, 1994 and 1993.

 Investments in equity securities

  In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Zapata currently owns 673,077 shares of Tidewater common stock. As a result of adopting SFAS 115, these securities are considered available for sale and reported at fair value with any unrealized gain or loss recorded as a separate component of stockholders' equity (net of deferred income taxes). Cost of the Tidewater common stock is determined on the average cost method. At September 30, 1994 an adjustment has been made to increase investments in equity securities by $6.6 million to $14.5 million based on the value of such shares at the close of trading on September 30, 1994 of $21.50 per share, with an increase of $4.3 million to stockholders' equity for the unrealized appreciation (net of deferred taxes).

 Goodwill

  Goodwill represents the excess of the cost of an acquisition over fair value of net assets acquired. Management assesses whether there has been a permanent impairment in the value of goodwill and the amount of such impairment by comparing anticipated undiscounted future cash flows with the carrying value of goodwill. Goodwill associated with the acquisition of Energy Industries, Inc. in fiscal 1994 totalled $19.3 million and is being amortized over 40 years using the straight-line method. Goodwill related to the acquisitions of Cimarron Gas Holding Company ("Cimarron") and the Stellar Companies ("Stellar") in fiscal 1993 totalled $7.5 million and is being amortized over 20 years using the straight-line method. Accumulated goodwill amortization totalled $949,000 and $124,000 as of September 30, 1994 and 1993.

 Property, equipment and depreciation

  Property and equipment are recorded at cost. However, the Company effected an accounting quasi-reorganization as of October 1, 1990 at which time the historical cost basis of the Company's property and equipment was adjusted to the fair value of such property and equipment. The carrying value of the assets utilized in the marine protein operations was reduced to estimated fair value.

  Depreciation of property and equipment, other than that related to oil and gas operations, is provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of assets acquired new, determined as of the date of acquisition, are as follows:

                                                                    USEFUL LIVES
                                                                    ------------
                                                                      (YEARS)
      Natural gas compressors......................................       15
      Gas gathering systems and gas processing plants..............       15
      Fishing vessels and fish processing plants...................    15-20
      Furniture and fixtures.......................................     3-10

  Gains and losses resulting from sales and retirements of property and equipment are included in operating income. Property and equipment no longer in service pending disposition is classified as other assets and is recorded at estimated net realizable value.

 Oil and gas operations

  Under the full cost accounting method all costs associated with property acquisition and exploration for, and development of, oil and gas reserves are capitalized within cost centers established on a country-by-country basis. Capitalized costs within a cost center, as well as the estimated future expenditures to develop proved reserves and estimated net costs of dismantlement and abandonment, are amortized using the unit-of-production method based on estimated proved oil and gas reserves. All costs relating to production activities are charged to expense as incurred.

  Capitalized oil and gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, are limited to an amount (the ceiling limitation) equal to the sum of (a) the present value (discounted at 10%) of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by fixed and determinable contractual arrangements), and (b) the lower of cost or estimated fair value of unproved and unevaluated properties, less
(c) income tax effects related to differences in the book and tax basis of the oil and gas properties.

 Revenue recognition

  The Company utilizes the sales method of accounting for sales of natural gas whereby revenues are recognized based on the amount of gas sold to purchasers. The amount of natural gas sold may differ from the amount to which the Company is entitled based on its working interests in the properties. The Company's reserve estimates are adjusted accordingly to reflect any imbalance positions. The gas imbalance position was not significant to the Company's financial position at September 30, 1994.

  All of the Company's oil and gas production from its Bolivian properties is sold to Yacimientos Petroliferos Fiscales Bolivianos ("YPFB"), Bolivia's state-owned oil company. Because of YPFB's improved performance under renegotiated contracts and improved operating conditions in Bolivia, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations in fiscal 1994. Prior to 1994, the Company used cash-basis revenue recognition for sales from its Bolivian oil and gas properties. The effect of changing to accrual accounting in 1994 increased revenues by $1.8 million. Fiscal 1994, 1993 and 1992 revenues include $4.1 million, $3.2 million and $10.1 million, respectively, related to the Bolivian oil and gas properties.

  Revenues related to the natural gas services marketing activities are recognized when all obligations to deliver products are satisfied. Revenues related to natural gas processing activities are recognized when products are produced and sold, while revenues related to the gathering activities are recognized as gas flows through the Company's pipelines.

  The Company's natural gas compression operation sells, leases and rents gas compressors in the oil and gas industry. Leases are accounted for as either sales-type or operating. Revenue from sales-type leases is recognized at the inception of the lease, whereas, revenue from operating leases is recognized over the lease term.

 Futures Contracts

  The Company's natural gas gathering and processing operation periodically enters into futures contracts to hedge its exposure to price fluctuations on natural gas and natural gas liquids transactions. Recognized gains and losses on hedge contracts are reported as a component of the related transaction. In fiscal 1994 and 1993, the Company recognized a loss of $34,000 and a gain of $178,000, respectively, related to such hedge transactions. At September 30, 1994, such unrealized losses on open hedge transactions were insignificant.

 Income taxes

  Zapata adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" as of October 1, 1993. The adoption of SFAS 109 changed Zapata's method of accounting for income taxes to the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting basis of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes.

 Earnings per share

  Income per share is based on the weighted average number of common shares and common share equivalents outstanding during each year. Common share equivalents include the average shares issuable for convertible preference stock and stock options. Income used for purposes of this calculation has been reduced by accruals for preferred and preference stock dividends.

  Loss per share is based on the weighted average number of common shares outstanding during each year. No common share equivalents are incorporated in fiscal 1994 calculations because to do so would be antidilutive. Preferred stock dividends are considered as their effect is to increase the loss per share.

  The average shares used in the per share calculations were 31,377,498 in 1994, 27,324,993 in 1993 and 25,723,048 in 1992.

 Quasi-reorganization

  In connection with the comprehensive restructuring accomplished in 1991, the Company implemented, for accounting purposes, a "quasi-reorganization," an elective accounting procedure that permits a company which has emerged from previous financial difficulty to restate its accounts and establish a fresh start in an accounting sense. After implementation of the accounting quasi-reorganization, the Company's assets and liabilities were revalued and its deficit in reinvested earnings was charged to capital in excess of par value. The Company effected the accounting quasi-reorganization as of October 1, 1990.

 Common Stock

  On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split of Zapata's outstanding common stock (the "Common Stock") effective May 3, 1994 which reduced the number of common shares outstanding from approximately 158.3 million to approximately 31.7 million. The number of authorized shares remained at 165.0 million and the par value of the Common Stock was unchanged. All references to Common Stock, earnings per share, per share price and average number of shares outstanding have been restated to reflect the reverse stock split.

NOTE 2. DISCONTINUED OPERATIONS OF MARINE PROTEIN

  In July 1994, Zapata announced that it intended to separate its marine protein operations from its energy-related businesses. Alternatives for a sale of the marine protein operations or a spin-off of the business to the stockholders of Zapata were considered. In September 1994, the Board of Directors determined that the interests of Zapata's stockholders would best be served by a sale of the marine protein operations. This determination resulted in the consolidated financial statements being restated to present the net assets and operating results of the marine protein operations as a discontinued operation. Additionally, based on preliminary offers to purchase the marine protein operations, the Company has recorded an $8.9 million after tax book loss to reflect the estimated loss on disposition of the marine protein operations. In the third quarter of fiscal 1995, the Company announced its decision to retain the marine protein operations. See Note 14 of Notes to the Consolidated Financial Statements.

NOTE 3. DISPOSITION OF OIL & GAS ASSETS

  In September 1994, Zapata announced that its Board of Directors had determined that the Company should immediately undertake efforts to sell its U.S. natural gas producing properties. The six properties in the Gulf of Mexico, representing Zapata's domestic oil and gas producing operations, may be sold individually or as a package depending upon the interest expressed by prospective buyers. Zapata's Bolivian oil and gas operations will not be impacted by this decision. Management of the Company estimates the sales proceeds from the disposition of these assets will equal or exceed the net book value of these properties.

  The net book value of the domestic properties to be sold totalled $14.1 million at September 30, 1994. Following is a summary of the results of operations of the Company's domestic oil and gas operations (amounts in thousands):

                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 1994
                                                              ------------------
      Revenues...............................................      $  8,432
      Expenses *.............................................       (40,260)
                                                                   --------
      Loss before income taxes...............................      $(31,828)
                                                                   ========

--------
* Expenses include a $29.2 million valuation provision.

NOTE 4. ACQUISITIONS

  In November 1993, Zapata purchased the natural gas compression business of Energy Industries, Inc. and certain other affiliated companies ("Energy Industries"), as well as certain real estate used by the business. Energy Industries is in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages. Total consideration paid for the purchase of Energy Industries and certain real estate, and for a related noncompetition agreement (collectively, the "Energy Industries Acquisition") was $90.2 million consisting of $74.5 million in cash and 2.7 million shares of Common Stock based on an assigned value of $5.80 per share which approximated the average trading price prior to closing of the acquisition. Additionally, the Company incurred approximately $2.0 million in fees associated with the Energy Industries Acquisition. Zapata accounted for the acquisition using the purchase method of accounting and recorded $19.3 million of goodwill in connection therewith. The goodwill is being amortized over 40 years.

  The following assets and liabilities were acquired in connection with the Energy Industries Acquisition effective November 1, 1993 (in millions):

      Cash............................................................... $ 3.5
      Receivables........................................................   9.3
      Inventory..........................................................  16.2
                                                                          -----
                                                                           29.0
      Goodwill & other assets............................................  19.7
      Property & equipment, net..........................................  49.6
                                                                          -----
                                                                          $98.3
                                                                          =====
      Current Liabilities................................................ $ 5.8
      Long-term debt.....................................................    .2
                                                                          -----
                                                                          $ 6.0
                                                                          =====

  The following pro forma information for Zapata for the twelve months ended September 30, 1994 and September 30, 1993 includes the historical results of Zapata, adjusted for the results of Energy Industries as if the Energy Industries Acquisition had been consummated on October 1, 1992 (unaudited) (in thousands, except per share amounts).

                                                                TWELVE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1994     1993
                                                              -------- --------
      Revenues............................................... $343,840 $328,317
      Income from continuing operations before taxes.........    1,450   19,594
      Income from continuing operations......................      772   13,564
      Income per share from continuing operations............     0.01     0.44

  The pro forma adjustments to Zapata's results for fiscal 1994 to reflect the Energy Industries Acquisition increased revenues by $6,014,000, as well as increasing income from continuing operations before taxes by $174,000. Additional pro forma adjustments for fiscal 1994 included the elimination of $124,000 of various operating and administrative expenses that were charged to Energy Industries from an affiliate, additional depreciation of $120,000 and $41,000 of goodwill amortization, a reduction in net interest expense of $161,000 related to notes receivable and payable that were not acquired by Zapata and a federal tax provision of $104,000.

  The pro forma adjustments to Zapata's results for fiscal 1993 to reflect the Energy Industries Acquisition increased revenues by $63,272,000, as well as income before tax by $3,737,000. Additional pro forma adjustments for fiscal 1993 included the elimination of $2,696,000 of various operating and administrative expenses that were charged to Energy Industries from an affiliate, additional depreciation of $1,440,000 and $429,000 of goodwill amortization, a reduction in net interest expense of $2,007,000 related to notes receivable and payable that were not acquired by Zapata, a federal tax provision of $2,380,000 and the issuance of 2.7 million shares of Common Stock.

  The pro forma amounts presented above may not be indicative of the results that would have actually resulted if the transactions had occurred on the date indicated or which may be obtained in the future.

  The Company expects to dispose of its heat exchanger manufacturing operation in fiscal 1995. These operations were acquired as part of the Energy Industries acquisition. The sale of the heat exchanger operation is not expected to have a material impact on the Company's results of operations or financial position.

  During the first quarter of fiscal 1993, Zapata acquired the common stock of Cimarron for $3.8 million consisting of $2.5 million and 437,333 shares of Common Stock. Cimarron through its subsidiaries is involved in natural gas and natural gas liquids related businesses. Zapata accounted for the acquisition using the purchase method of accounting and recorded $2.0 million of goodwill in connection therewith. The goodwill is being amortized over 20 years. The following assets and liabilities were acquired effective October 1, 1992 (in millions):

       Current assets.................................................... $20.3
       Property and equipment, net.......................................   2.0
                                                                          -----
                                                                          $22.3
                                                                          =====
       Current liabilities............................................... $19.6
       Long-term debt....................................................    .7
                                                                          -----
                                                                          $20.3
                                                                          =====

  In September 1993, Cimarron acquired the natural gas gathering and processing plant interests of Stellar for approximately $16.4 million. The purchase price reflects an upward adjustment of $200,000 related to the net working capital of Stellar as of August 31, 1993. The acquisition was financed through the use of working capital cash and assumption of certain existing indebtedness of Stellar. The acquisition of Stellar is not significant to the Company's results of operations or financial position. Zapata accounted for the acquisition using the purchase method of accounting and recorded $5.5 million of goodwill in connection therewith. The goodwill is being amortized over 20 years.

NOTE 5. UNCONSOLIDATED AFFILIATES

  In January 1992, Zapata exchanged its 34.7% interest in Zapata Gulf Marine Corporation ("Zapata Gulf") for approximately 8.3 million shares of Tidewater common stock. Zapata sold 4.1 million and 3.5 million shares of its Tidewater common stock in fiscal 1994 and 1993, respectively. Initially, Zapata followed the equity method of accounting for its investment in Tidewater based on its percent ownership and proxies that allowed the Company to have voting control of 20% of the total shares of Tidewater common stock outstanding.

  Effective January 1, 1993, Zapata changed from the equity to the cost method of accounting for its investment in Tidewater as a result of Zapata's decision to sell 3.5 million of its 8,258,220 shares of Tidewater common stock. Consequently, Zapata has not reported its percentage of Tidewater's results since such time. Instead, Tidewater's dividends of approximately $826,000 and $480,000 that were declared in March 1993 and July 1993, respectively, were included in other income. Zapata received dividends from Tidewater totalling $719,000, $2.5 million and $620,000 in fiscal 1994, 1993 and 1992, respectively.

  The Company was also engaged directly in the offshore drilling business until October 31, 1990, when its offshore drilling rigs were sold to Arethusa (Offshore) Limited ("Arethusa"). In conjunction with the sale, the Company made a $17.5 million investment in Arethusa. In fiscal 1993, the Company disposed of its investment in Arethusa for $11.8 million resulting in a pretax loss of $5.7 million. The Company accounted for its investment in Arethusa using the cost method of accounting.

  A summary of equity in net income of and investments in unconsolidated affiliates is shown below:

                                                          EQUITY IN INVESTMENTS
                                                             NET       AS OF
                                                           INCOME   SEPTEMBER 30
                                                          --------- ------------
                                                              (IN THOUSANDS)
      1994
      Tidewater..........................................  $   --     $ 14,471
                                                           ======     ========
      1993
      Tidewater..........................................  $1,125     $ 56,289
                                                           ======     ========
      1992
      Zapata Gulf and Tidewater..........................  $1,497     $ 96,957
      Arethusa...........................................               17,500
                                                           ------     --------
                                                           $1,497     $114,457
                                                           ======     ========

  In June 1993, Zapata completed a sale of 3.5 million shares of its Tidewater stock through an underwritten public offering. The Tidewater shares were sold at a net price of $21.25 per share or $73.5 million and the sale generated a third-quarter 1993 pretax gain of $32.9 million. In November 1993, Zapata sold 3.75 million shares of its Tidewater common stock through an underwritten public offering for a net price of $20.75 per share or $77.8 million; the sale resulted in a pretax gain of $33.8 million. Additionally, in March 1994, Zapata sold 375,175 shares of its Tidewater common stock for a net price of $21.34 per share or $8.0 million resulting in a pretax gain of $3.6 million. These gains are reflected on the statement of operations as other income. The Company now owns 673,077 shares of Tidewater common stock all of which are reserved for the possible exchange for $17.5 million of senior indebtedness held by Norex. See
Note 6.

NOTE 6. DEBT


  At September 30, 1994 and 1993, Zapata's consolidated debt consisted of the following:

                                                                 1994     1993
                                                                ------- --------
                                                                 (IN THOUSANDS)
Senior debt:
  Norex senior secured notes due in 1996 at 13%................ $       $ 50,000
  Norex senior convertible notes due in 1996 at 13%............           34,234
  Norex unsecured exchangeable notes due in 1996 at 8.5%.......  17,500   17,500
  Texas Commerce Bank revolving/term credit facility for Energy
   Industries, interest at prime or Eurodollar rates, 7.75% at
   September 30, 1994, due in quarterly installments beginning in 1997 through 1999, collateralized by certain compression assets......................................................  15,000
  U.S. government guaranteed obligations:
    Amounts due in installments through 2009, interest from
     6.63% to 6.85%............................................   7,961    8,276
    Amounts due in installments through 2014, interest at
     Eurodollar rates plus .45%, 5.51% at September 30, 1994...   1,588       --
  Debt due in monthly installments through 1996, collateralized by certain gas gathering systems, average interest at prime plus 0.5% (8.25% and 6.5% at September 30, 1994 and 1993,
   respectively)...............................................   3,775    6,371
  Other debt at 7.7%...........................................     400      116
                                                                ------- --------
                                                                 46,224  116,497
                                                                ------- --------
Subordinated debt:
10 1/4% debentures due 1997....................................  15,621   15,621
10 7/8% debentures due 2001....................................  10,242   10,242
                                                                ------- --------
                                                                 25,863   25,863
                                                                ------- --------
Total Debt.....................................................  72,087  142,360
                                                                ------- --------
Less current maturities........................................   3,009    2,714
                                                                ------- --------
Long-term debt................................................. $69,078 $139,646
                                                                ======= ========

  The fair value of total long term debt at September 30, 1994 approximates book value and at September 30, 1993 was estimated to be $144.7 million.

  On May 17, 1993, Zapata completed certain financial transactions with Norex Drilling Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America, Inc. ("Norex America" and collectively with Norex Drilling and other affiliates, "Norex"), through which Zapata raised $111.4 million from the issuance of debt and equity pursuant to a Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (the "Norex Agreement"). The Norex Agreement enabled Zapata to refinance its then outstanding senior debt and substantially reduce the amount of required debt service payments for the following two years.

  Under the terms of the Norex Agreement, Zapata issued $50.0 million of senior secured notes and $32.6 million of senior convertible notes to Norex. In addition, Norex purchased 3 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Preference Stock for $17.5 million. The $1 Preference Stock was to pay dividends at an annual rate of 8.5% and was exchangeable into 673,077 shares of Zapata's Tidewater common stock at the option of Norex. In August 1993, Norex exchanged all of its $1 Preference Stock for $17.5 million aggregate principal amount of 8.5% unsecured exchangeable note, maturing May 16, 1996. Such notes are also exchangeable into 673,077 shares of Tidewater common stock. An officer of Norex was elected to the Zapata Board of Directors in July 1993 and was an executive officer of Zapata from July 1994 to December 1994.

  In December 1993, $73.7 million of the proceeds from the sale of 3.75 million shares of Zapata's Tidewater common stock were used to prepay $68.5 million of the Company's 13% senior indebtedness to Norex, along with accrued interest, and to pay a $3.5 million prepayment premium. Also, Zapata wrote-off $3.3 million of previously deferred expenses related to the origination of such indebtedness. In September 1994, Zapata repaid the remaining balance of its 13% senior convertible indebtedness to Norex and a required prepayment premium of $655,000 with proceeds from the initial drawdown of $15 million from a $30 million bank credit facility that Zapata arranged with Texas Commerce Bank National Association (the "TCB Loan Agreement") for its natural gas compression operations, Energy Industries.

  The TCB Loan Agreement provides Energy Industries with a $30 million revolving credit facility that converts after two years to a three year amortizing term loan. The TCB Loan Agreement bears interest at a variable interest rate that may be adjusted periodically based upon prime or Eurodollar interest rates. Pursuant to the TCB Loan Agreement, Energy Industries agreed to maintain certain financial covenants and to limit additional indebtedness, dividends, dispositions and acquisitions. The amount of restricted net assets for Energy Industries at September 30, 1994 was approximately $65.0 million. Additionally, Energy Industries' ability to transfer funds to Zapata Corporation was limited to $5.0 million at September 30, 1994. The Company remains subject to a covenant in the Norex debt agreement that requires Zapata to maintain a consolidated tangible net worth as defined in such agreement of at least $100 million. As of September 30, 1994, the Company was in compliance with all provisions governing its outstanding indebtedness.

  During 1993, marine protein refinanced its U.S. government guaranteed debt in order to achieve lower interest rates; other significant terms were unchanged. Interest rates ranged from 10.0% to 10.2% prior to the refinancing and ranged from 6.6% to 6.8% afterwards. The U.S. government guaranteed debt is collateralized by a first lien on all of the vessels refurbished by the financing proceeds and certain plant assets.

 Annual maturities

  The annual maturities of long-term debt for the five years ending September 30, 1999 are as follows (in thousands):

        1995            1996                    1997                    1998                   1999
       ------          -------                 -------                 ------                 ------
       $3,009          $19,451                 $21,104                 $5,509                 $5,538

NOTE 7. CASH FLOW INFORMATION

  For purposes of the statement of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

  Net cash provided (used) by operating activities reflects cash payments of interest and income taxes.

                                                          1994   1993    1992
                                                         ------ ------- -------
                                                             (IN THOUSANDS)
       Cash paid during the fiscal year for:
         Interest....................................... $7,719 $13,680 $16,190
         Income tax payments (refund)...................  5,960      37     204

  In fiscal 1994 and 1993, interest expense of $1.3 million and $1.7 million, respectively, associated with the Norex senior secured and convertible notes was deferred to the maturity date of such notes. As discussed in Note 6, these notes were prepaid in full in fiscal 1994.

NOTE 8. PREFERRED, PREFERENCE AND COMMON STOCK

 Preferred stock

  Zapata has authorized two million shares of preferred stock issuable in one or more series. On June 7, 1994, Zapata announced that it would redeem one-half of the approximately 45,000 outstanding shares of the Company's preferred stock. The preferred stock was redeemed at $100 a share. The Company will redeem the balance of its outstanding preferred stock in January 1995. The 22,498 outstanding shares are entitled to vote on all matters submitted to stockholders, are recorded at the involuntary liquidation preference of $100 per share, and are redeemable at $100 per share. The stated quarterly dividend is $2.25 per share. On September 30, 1993, Zapata paid the accumulated and unpaid balance of preferred dividends totalling $2.9 million. Quarterly dividends were declared and paid in fiscal 1994.

 Preference stock

  Zapata has authorized 18 million shares of preference stock issuable in one or more series. The 2,627 outstanding shares are entitled to vote on all matters submitted to stockholders, are redeemable at $80 per share and $30.00 per share in liquidation. The stated quarterly dividend, which is non-cumulative, is $.50 per share. Dividends were paid July 1, 1994 and October 1, 1994, the first such quarterly dividends since the second quarter of 1986. Each outstanding share is convertible at any time into 2.1 shares of Common Stock. The Company announced in December 1994 that its Board of Directors had determined to discontinue the payment of dividends on its Common Stock and preference stock.

 Common stock

  Zapata has authorized 165 million shares of Common Stock, of which 31,716,991 were issued and outstanding at September 30, 1994.

  On April 27, 1994, Zapata's stockholders approved a one-for-five reverse stock split of the Company's outstanding Common Stock effective May 3, 1994 that reduced the number of common shares outstanding from approximately 158.3 million to approximately 31.7 million. The number of authorized shares remained at 165.0 million and par value of the Common Stock was unchanged.

  Under the 1981 Stock Incentive Plan (the "1981 Plan"), options may be granted at prices equivalent to the market value of the Company's Common Stock at the date of the grant. Options become exercisable in annual installments equal to one-third of the shares covered by the grant beginning one year from the grant date. Options not exercised in the period they become exercisable may be carried forward and exercised in subsequent periods.

  During 1986, the Company amended and restated the 1981 Plan to provide for the award of restricted shares of Common Stock. All shares of Common Stock awarded to participants as restricted stock are subject to certain conditions. At the time of each award, the Compensation Committee of the Board of Directors (the "Committee") establishes a restricted period of not less than one and not more than five years within which the shares covered by the award cannot be sold, assigned, transferred, pledged or otherwise encumbered. Except for such transfer restrictions, the participant as the owner of such shares has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote the shares. The total of restricted shares issued and shares issued upon the exercise of options granted under the 1981 Plan cannot exceed 140,000, which was the number of shares authorized for issuance prior to the amendment and restatement. No shares of Common Stock are available for further grants of stock options or awards of restricted stock under the 1981 Plan. During 1994, options to purchase 24,000 shares under the 1981 Plan were exercised at $3.13. At September 30, 1994, options to purchase 30,000 shares under the 1981 Plan at $3.13 were outstanding and exercisable.

  Zapata's Special Incentive Plan (the "1987 Plan") provides for the granting of stock options and the awarding of restricted stock. Under the 1987 Plan, options may be granted at prices equivalent to the market value of the Common Stock at the date of grant. Options become exercisable on dates as determined by the Committee, provided that the earliest such date cannot occur before six months after the date of grant. Unexercised options will expire on varying dates, up to a maximum of 10 years from the date of grant. The awards of restricted stock have a restriction period of not less than six months and not more than five years. The 1987 Plan provided for the issuance of up to 600,000 shares of the Common Stock. During 1992, the stockholders approved an amendment to the 1987 Plan that provides for the automatic grant of a nonqualified stock option to directors of Zapata who are not employees of Zapata or any subsidiary of Zapata. At September 30, 1994, a total of 163,666 shares of Common Stock were reserved for the future granting of stock options or the awarding of restricted stock under the 1987 Plan. During 1994, options to purchase 20,000 shares under the 1987 Plan at $7.19 were granted and an option to purchase 20,000 shares at $4.22 was exercised. At September 30, 1994, 172,000 options were outstanding under the 1987 Plan at prices ranging from $3.13 to $7.19 and 98,667 options were exercisable.

  On December 6, 1990, the stockholders approved a new stock option plan (the "1990 Plan"). The 1990 Plan provides for the granting of non-qualified stock options to key employees of the Company. Under the 1990 Plan, options may be granted by the Committee at prices equivalent to the market value of the Common Stock on the date of grant. Options become exercisable in one or more installments on such dates as the Committee may determine, provided that such date cannot occur prior to the expiration of one year of continued employment with the Company following the date of grant. Unexercised options will expire on varying dates up to a maximum of 10 years from the date of grant. The 1990 Plan provides for the issuance of options to purchase up to 1,000,000 shares of the Company's Common Stock. At September 30, 1994, a total of 32,666 shares of Common Stock were reserved for the future granting of stock options under the 1990 Plan. During 1994, options to purchase 35,622 shares under the 1990 Plan at $3.13 were exercised and options to purchase 104,478 shares at $3.13 were cancelled. At September 30, 1994, a total of 663,900 options at a price of $3.13 were outstanding and exercisable under the 1990 Plan. No options were granted in 1994 under the 1990 Plan.

NOTE 9. INCOME TAXES

  Zapata adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" as of October 1, 1993. The adoption of SFAS 109 changed Zapata's method of accounting for income taxes to the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting basis of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The impact of adopting SFAS 109 was to record an increase to capital in excess of par value of $15.3 million and a net deferred tax asset of $11.6 million arising from the recognition of previously existing credit carryforward items. Subsequently, the Company announced its decision to sell its marine protein operation, which reduced the amount of tax credit carryforward items that are expected to be utilized, resulting in an adjustment that reduced capital in excess of par and the deferred tax asset by $13.7 million. Due to the implementation of the quasi-reorganization as of October 1, 1990, the Company was required to adjust capital in excess of par value for the recognition of deductible temporary differences and credit carryforward items which existed at the date of the quasi-reorganization. Future reductions in the deferred tax valuation allowance, if any, will be allocated to capital in excess of par value.

  Zapata and its domestic subsidiaries file a consolidated U.S. federal income tax return. The provision for income tax expense (benefit) consisted of the following:

                                                              1994    1993  1992
                                                             ------  ------ ----
                                                               (IN THOUSANDS)
      Current:
        State............................................... $  882  $   75 $280
        U.S. ...............................................  3,902     619   --
      Deferred:
        State...............................................    150      --   --
        U.S. ............................................... (4,360)  2,956  480
                                                             ------  ------ ----
                                                             $  574  $3,650 $760
                                                             ======  ====== ====

  Income tax expense (benefit) was allocated to operations as follows:

                                                             1994     1993  1992
                                                            -------  ------ ----
                                                              (IN THOUSANDS)
      Continuing Operations................................ $   574  $3,650 $760
      Discontinued Operations..............................  (3,710)     --   --
                                                            -------  ------ ----
          Total............................................ $(3,136) $3,650 $760
                                                            =======  ====== ====

  The provision for deferred taxes results from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources and income tax effects of these differences were as follows:

                                                       1994     1993     1992
                                                     --------  -------  -------
                                                          (IN THOUSANDS)
      Book depreciation in excess of tax
       depreciation................................  $    897  $(1,344) $(2,452)
      Tax deduction related to oil and gas
       exploration and production over (under) book
       expenses....................................    (6,277)    (163)   1,254
      Tax gain in excess of book gain on stock
       sale........................................   (10,116)  (8,065)
      Changes to tax carryforwards and other.......     8,044   12,528    1,678
      Amortization of intangibles..................       452       --       --
      Charge off uncollectible note................     2,790       --       --
                                                     --------  -------  -------
                                                     $ (4,210) $ 2,956  $   480
                                                     ========  =======  =======

  For federal income tax purposes, Zapata has $17.6 million of investment tax credit carryforwards expiring in 1995 through 2001, and has $11.7 million of alternative minimum tax credit carryforwards. The use of tax credits may be limited as a result of a change of ownership as calculated for tax purposes. Investment tax credit carryforwards are reflected in the balance sheet as a reduction of deferred taxes using the flow-through method.

  The following table reconciles the income tax provisions for continuing operations for 1994, 1993 and 1992 computed using the U.S. statutory rate of 35%, 34% and 34%, respectively, to the provisions reflected in the financial statements.

                                                          1994    1993    1992
                                                          -----  ------  ------
                                                            (IN THOUSANDS)
      Taxes at statutory rate...........................  $ 403  $4,427  $1,085
      Recovery of nondeductible book losses.............     --    (259)     --
      Amortization of intangibles not deductible for
       tax..............................................    196      --      --
      Other.............................................   (881)    (26)   (159)
      Equity/dividend income not recognized for tax pur-
       poses............................................   (176)   (567)   (446)
      State taxes.......................................  1,032      75     280
                                                          -----  ------  ------
                                                          $ 574  $3,650  $  760
                                                          =====  ======  ======

  Temporary differences and tax credit carryforwards that gave rise to significant portions of deferred tax assets and liabilities as of September 30, 1994 are as follows:

                                                             SEPTEMBER 30, 1994
                                                             ------------------
                                                               (IN THOUSANDS)
      Deferred Tax Assets:
        Asset write-downs not yet deductible................      $ 5,150
        Investment tax credit carryforwards.................       17,639
        Alternative minimum tax credit carryforwards........       11,683
        Other...............................................        2,555
                                                                  -------
          Total deferred tax assets.........................       37,027
        Valuation allowance.................................      (19,429)
                                                                  -------
          Net deferred tax assets...........................       17,598
                                                                  -------
      Deferred Tax Liabilities:
        Property and equipment..............................       (3,477)
        Basis difference on stock investment................       (1,650)
        Pension.............................................       (3,356)
        Unrealized investment gain on Tidewater common
         stock..............................................       (2,302)
        Other...............................................       (3,898)
                                                                  -------
          Total deferred tax liabilities....................      (14,683)
                                                                  -------
          Net deferred tax asset............................      $ 2,915
                                                                  =======

  The valuation allowance represents managements estimates of tax credit carryforwards that may not be ultimately utilized given current facts and circumstances. Management believes that the net deferred tax asset will be realized through future taxable income.

NOTE 10. COMMITMENTS AND CONTINGENCIES

 Sales-type leases receivable

  Energy Industries provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due to Zapata as follows: $3,769,000 in 1995, $241,000 in 1996 and $77,000 in 1997; deferred interest totalling $51,000 is included in such amounts. Energy Industries periodically sells a portion of its lease receivables. Certain lease receivables are sold with partial recourse to Energy Industries. At September 30, 1994 the total amount of recourse to Energy Industries on the unpaid balance of all previously sold lease receivables was $1.7 million. During 1994, Energy Industries sold a total of $8.3 million of lease receivables.

 Operating leases receivable

  Energy Industries maintains a fleet of natural gas compressor packages for rental under operating leases. At September 30, 1994 the net book value of such property was $46.3 million (accumulated depreciation totalled $3.5 million). Future minimum lease payments receivable under remaining noncancellable operating leases as of September 30, 1994 are as follows: $3,256,000 in 1995, $782,000 in 1996 and $190,000 in 1997.

 Operating leases payable

  Future minimum payments under operating lease obligations aggregate $10.7 million, and for the five years ending September 30, 1999 are:

                                                 1995   1996   1997   1998  1999
                                                ------ ------ ------ ------ ----
                                                         (IN THOUSANDS)
      Lease obligations........................ $3,292 $1,567 $1,353 $1,194 $992

  The Company has an operating lease agreement with a purchase option that totals $2.1 million. The purchase option price includes a nonrefundable deposit of $1.2 million that is currently classified with other assets. The Company intends to exercise this purchase option during 1995, therefore, operating lease payments totalling $3.7 million related to this lease have not been included in the future minimum payments under operating lease obligations noted above.

  Rental expenses for operating leases were $4.5 million, $2.7 million and $1.9 million in 1994, 1993 and 1992, respectively.

 Litigation

  On July 9, 1991, a purported class action lawsuit styled Armand A. Vari, et al. v. Zapata Corporation, et al. was filed in the U.S. District Court for the Southern District of Florida, Miami Division (Civil Action No. 91-1455), naming as defendants Zapata, each of its directors and two of its executive officers, and IBJ Schroder Bank & Trust Company. The lawsuit was dismissed on summary judgment in 1994.

  Zapata is defending various claims and litigation arising from continuing and discontinued operations. In the opinion of management, uninsured losses, if any, resulting from these matters and from the matter discussed above will not have a material adverse effect on Zapata's results of operations or financial position.

NOTE 11. FINANCIAL INSTRUMENTS

 Concentrations of Credit Risk

  As indicated in the industry segment information which appears in Note 16, the market for the Company's services and products is primarily the natural gas industry. The Company's customers consist primarily of major integrated international oil companies and independent natural gas marketers and producers. The Company performs ongoing credit evaluations of its customers and generally does not require material collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations.

  At September 30, 1994 and 1993 the Company had cash deposits concentrated primarily in three major banks. In addition, the Company had certificates of deposits, commercial paper and Eurodollar time deposits with a variety of companies and financial institutions with strong credit ratings. As a result of the foregoing, the Company believes that credit risk in such instruments is minimal.

NOTE 12. PENSION PLANS

 Qualified Pension Plans

  Zapata has two noncontributory pension plans covering certain U.S. employees. Plan benefits are generally based on employees' years of service and compensation level. All of the costs of these plans are borne by Zapata. Each plan has adopted an excess benefit formula integrated with covered compensation. Participants are 100% vested in the accrued benefit after five years of service.

  Net pension credits for 1994, 1993 and 1992 included the following components:

                                                        1994    1993     1992
                                                       ------  -------  -------
                                                           (IN THOUSANDS)
      Service cost--benefits earned during the year..  $  692  $   660  $   945
      Interest cost on projected benefit obligations.   2,278    1,982    2,395
      Actual loss (gain) on plan assets..............  (2,730)   1,028   (4,950)
      Amortization of transition asset and other
       deferrals.....................................    (546)  (5,445)      22
                                                       ------  -------  -------
        Net pension credit...........................  $ (306) $(1,775) $(1,588)
                                                       ======  =======  =======

  The Company's funding policy is to make contributions as required by applicable regulations. No contributions to the plan have been required since 1984. The plans' funded status and amounts recognized in the Company's balance sheet at September 30, 1994 and 1993 is presented below:

                                                               1994     1993
                                                              -------  -------
                                                              (IN THOUSANDS)
      Fair value of plan assets.............................. $38,899  $38,053
                                                              -------  -------
      Actuarial present value of benefit obligations:
        Vested benefits......................................  31,503   28,362
        Nonvested benefits...................................     782      903
                                                              -------  -------
        Accumulated benefit obligation.......................  32,285   29,265
        Additional benefits based on projected salary
         increases...........................................   2,126    1,943
                                                              -------  -------
        Projected benefit obligations........................  34,411   31,208
                                                              -------  -------
      Excess of plan assets over projected benefit
       obligations...........................................   4,488    6,845
      Unrecognized transition asset..........................  (6,698)  (7,535)
      Unrecognized prior service cost........................     151      179
      Unrecognized net loss..................................  11,547   11,054
                                                              -------  -------
      Prepaid pension cost................................... $ 9,488  $10,543
                                                              =======  =======

  The unrecognized transition asset at October 1, 1987 was $15.8 million, which is being amortized over 15 years. For 1994 and 1993 the actuarial present value of the projected benefit obligation was based on a 4.75% weighted average annual increase in salary levels and a 7.5% discount rate. For 1992 the actuarial present value of the projected benefit obligations was based on a 5.5% annual increase in salary levels and an 8.0% discount rate. Pension plan assets are invested in cash, common and preferred stocks, short-term investments and insurance contracts. The projected long-term rate of return on plan assets was 9.0% in 1994, 1993 and 1992.

  The effect of the assumption changes in 1993 resulted in an increase in the projected benefit obligation and a corresponding increase in the unrecognized net loss. The combined unrecognized net loss of $11.5 million at September 30, 1994 is expected to be reduced by future returns on plan assets and through decreases in future net pension credits.

  In 1986, Zapata terminated the Dredging Pension Plan (the "Dredging Plan") in connection with the sale of the assets of its dredging operations. Annuities were purchased with Executive Life Insurance Co. ("Executive Life") for terminated participants of the Dredging Plan. Subsequently, Executive Life experienced financial difficulties resulting in a reduction of payments to the former participants of the Dredging Plan. The Company is currently negotiating a settlement with the U.S. Department of Labor that the Zapata Corporation Pension Plan would assume the liability associated with the reduction in benefits of the Dredging Plan participants. The accumulated benefit obligation at September 30, 1994 that would be assumed by the plan is estimated to be $2.1 million, of which $1.4 million has been expensed in the 1994 statement of operations as other expense.

  During 1992, Zapata terminated agreements with Arethusa and its subsidiaries, pursuant to which Zapata managed the operation of Arethusa's rigs. In connection therewith, Arethusa agreed to establish a pension plan into which Zapata transferred its pension obligation with respect to certain employees who terminated their employment with Zapata and became employees of Arethusa. A gain of $1.7 million associated with this curtailment and settlement is included in the 1992 statement of operations as other income.

 Supplemental Pension Plan

  Effective April 1, 1992, Zapata adopted a supplemental pension plan, which provides supplemental retirement payments to senior executives of Zapata. The amounts of such payments will be equal to the difference between the amounts received under the applicable pension plan, and the amounts that would otherwise be received if pension plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by federal law. Effective December 1994, the supplemental pension plan was terminated.

  For 1994, 1993 and 1992 the actuarial present value of the projected benefit obligations was based on weighted-average annual increase in salary levels of 2.1%, 2.1% and 5.5%, respectively, and discount rates of 7.5%, 7.5% and 8.0%, respectively.

  Net pension expense for 1994, 1993 and 1992 included the following components:

                                                                  1994 1993 1992
                                                                  ---- ---- ----
                                                                  (IN THOUSANDS)
      Service cost--benefits earned during the year.............. $ 68 $ 86 $28
      Interest cost on projected benefit obligations.............   72   53  25
      Amortization of prior service cost.........................  487   87  44
                                                                  ---- ---- ---
        Net pension expense...................................... $627 $226 $97
                                                                  ==== ==== ===

  No contributions to the plan have been required since the plan is unfunded. The plan's funded status and amounts recognized in the Company's balance sheet at September 30, 1994 and 1993 are presented below:

                                                               1994     1993
                                                              -------  -------
                                                              (IN THOUSANDS)
      Fair value of plan assets.............................. $    --  $    --
                                                              -------  -------
      Actuarial present value of benefit obligations:
      Vested benefits........................................     935      831
      Nonvested benefits.....................................               34
                                                              -------  -------
        Accumulated benefit obligation.......................     935      865
        Additional benefits based on projected salary
         increases...........................................               90
                                                              -------  -------
        Projected benefit obligation.........................     935      955
                                                              -------  -------
      Excess of projected benefit obligations over plan
       assets................................................    (935)    (955)
      Unrecognized net loss..................................              154
      Unrecognized prior service costs.......................              479
      Additional minimum liability...........................             (543)
                                                              -------  -------
      Unfunded accrued liability............................. $  (935) $  (865)
                                                              =======  =======

NOTE 13. RELATED PARTY TRANSACTIONS

  During 1994, Zapata made purchases totalling $7.3 million from a company owned by a director and shareholder of Zapata. At September 30, 1994, Zapata owed $663,000 related to these purchases.

  Zapata received $317,000, $249,000 and $187,000 in 1994, 1993 and 1992,
respectively, from a director of the Company for use of the Company's executive aircraft under an arrangement which provided for full recovery of expenses associated with such use.

  During 1994 and 1993, Zapata received $104,000 and $31,000, respectively, from Norex associated with an administrative services arrangement pursuant to which Zapata provided office space and certain administrative services to Norex. See Note 6 for additional transactions with Norex.

NOTE 14. DISCONTINUED MARINE PROTEIN OPERATIONS SUBSEQUENTLY RETAINED

  On May 5, 1995, the Company decided to retain the marine protein operations which had previously been reported as a discontinued operation. Zapata had previously announced that an agreement to sell its marine protein operations had been reached. However, the acquisition group failed to close the transaction.

  The Company concluded that the value of its marine protein operations could be more effectively realized by retaining these operations as part of Zapata's ongoing operations, rather than pursuing another sale transaction. As a result, marine protein's net assets and results of operations and cash flows for all periods have been reclassified from discontinued operations to continuing operations.

  The following is a summary of certain selected financial data for the marine protein operations for the periods in which these operations were reported as a discontinued operation:


                                                       YEARS ENDED SEPTEMBER
                                                                30,
                                                      ------------------------
                                                       1994    1993     1992
                                                      ------- -------  -------
FINANCIAL RESULTS
Revenues............................................. $96,614 $58,565  $76,319
Expenses.............................................  94,273  59,151   76,621
                                                      ------- -------  -------
Income (loss) before taxes...........................   2,341    (586)    (302)
Income tax provision.................................   1,068    (150)      82
                                                      ------- -------  -------
Net income (loss) *.................................. $ 1,273 $  (436) $  (384)
                                                      ======= =======  =======

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                 1994    1993
                                                               -------- -------
FINANCIAL POSITION
Current assets................................................ $ 49,016 $42,775
Investments and other.........................................    8,022   5,938
Property and equipment, net...................................   30,527  44,010
                                                               -------- -------
                                                                 87,565  92,723
                                                               -------- -------
Debt..........................................................    9,749   8,392
Other liabilities and deferred income taxes...................   26,526  15,633
                                                               -------- -------
                                                                 36,275  24,025
                                                               -------- -------
Net book value................................................   51,290  68,698
                                                               ======== =======

--------
* Net income (loss) includes allocations of interest expense on general corporate debt of $2.5 million in 1994, $3.9 million in 1993 and $3.7 million in 1992. Interest expense was allocated to discontinued operations based on a ratio of net assets to be sold to the sum of total net assets of the Company plus general corporate debt.

NOTE 15. OIL AND GAS OPERATIONS (UNAUDITED)

  The following information concerning Zapata's oil and gas operations has been prepared in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," ("SFAS No. 69") and applicable Securities and Exchange Commission (the "SEC") regulations.

  The information concerning capitalized costs of oil and gas properties, costs incurred in property acquisition, exploration and development, and operating results from oil and gas producing activities is taken from Zapata's accounting records with the exception of income taxes. Income tax provisions are calculated using statutory tax rates and reflect permanent differences and tax credits and allowances relating to oil and gas operations that are reflected in the Company's consolidated income tax provision for each period. The pretax income from oil and gas producing activities does not agree with the oil and gas operations operating income in the industry segment information in Note 16 due to the exclusion of certain nonoperating expenses from the information shown as required by SFAS No. 69.

                  CAPITALIZED COSTS OF OIL AND GAS PROPERTIES

                                                         UNITED
                                                         STATES  BOLIVIA  TOTAL
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
1994
Capitalized costs
 Evaluated properties................................... $74,872 $2,194  $77,066
Accumulated depreciation, depletion and amortization....  60,794     55   60,849
                                                         ------- ------  -------
Net capitalized costs................................... $14,078 $2,139  $16,217
                                                         ======= ======  =======
1993
Capitalized costs
 Evaluated properties................................... $65,274         $65,274
Accumulated depreciation, depletion and amortization....  27,078          27,078
                                                         -------         -------
Net capitalized costs................................... $38,196         $38,196
                                                         =======         =======


                    COSTS INCURRED IN PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                       UNITED
                                                       STATES  BOLIVIA  TOTAL
                                                       ------  ------- -------
                                                           (IN THOUSANDS)
1994
Expenditures:
  Development......................................... $9,598  $2,195  $11,793
                                                       ======  ======  =======
1993
Expenditures:
  Acquisition of unproved properties.................. $   12          $    12
  Development.........................................   (466)            (466)
                                                       ------          -------
                                                       $ (454)         $  (454)
                                                       ======          =======
1992
Expenditures:
  Acquisition of unproved properties.................. $   18          $    18
  Development.........................................  3,945            3,945
                                                       ------          -------
                                                       $3,963          $ 3,963
                                                       ======          =======

           RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                                     UNITED
                                                     STATES   BOLIVIA  TOTAL
                                                    --------  ------- --------
                                                         (IN THOUSANDS)
1994
Revenues........................................... $  8,432  $ 4,117 $ 12,549
Production costs...................................    5,750      518    6,268
Depreciation, depletion and amortization...........   33,715       55   33,770
                                                    --------  ------- --------
Income before income taxes*........................  (31,033)   3,544  (27,489)
Income taxes.......................................  (10,551)   1,205   (9,346)
                                                    --------  ------- --------
Net income *....................................... $(20,482) $ 2,339 $(18,143)
                                                    ========  ======= ========
1993
Revenues........................................... $ 17,011  $ 3,178 $ 20,189
Production costs...................................    5,642      107    5,749
Depreciation, depletion and amortization...........    7,688             7,688
                                                    --------  ------- --------
Income before income taxes*........................    3,681    3,071    6,752
Income taxes.......................................    1,252    1,044    2,296
                                                    --------  ------- --------
Net income *....................................... $  2,429  $ 2,027 $  4,456
                                                    ========  ======= ========
1992
Revenues........................................... $ 19,984  $10,110 $ 30,094
Production costs...................................    7,877       56    7,933
Depreciation, depletion and amortization...........   10,303            10,303
                                                    --------  ------- --------
Income before income taxes*........................    1,804   10,054   11,858
Income taxes.......................................      613    3,419    4,032
                                                    --------  ------- --------
Net income *....................................... $  1,191  $ 6,635 $  7,826
                                                    ========  ======= ========

--------
* Before deducting selling, general, administrative and interest expenses.

 Oil and gas reserves

  During fiscal 1994, the Company recorded a $29.2 million pretax writedown of its oil and gas properties in the Gulf of Mexico. The writedown was the result of several factors: lower natural gas prices, additional capitalized costs incurred recently in connection with several workover wells at the Company's Wisdom gas field and an increase in estimated future costs.

  Zapata's domestic natural gas production for fiscal 1994 was approximately one half of the fiscal 1993 period's level of production which was 31% lower than the fiscal 1992 level of production. The decline in production was due to production difficulties encountered during 1993 at the Wisdom gas field, the Company's most significant oil and gas property.

  In late April 1993, one of the oil and gas division's wells in the Wisdom gas field was shut-in when the well began producing sand. Prior to the failure, this well was capable of producing 6.5 MMcf per day. After some minor repairs, the well was returned to production at a significantly reduced level. Efforts to restore production from this well have been deferred.

  In early September 1993 an additional well in the Wisdom gas field ceased production as a result of an influx of sand and water. Immediately prior to the time the well ceased producing, this well was capable of producing approximately 5.5 MMcf per day. After some minor repairs, the well was returned to production at a significantly reduced level. Efforts to restore production commenced in February 1994 and the workover/recompletion of this well and one additional well successfully restored production of these wells to acceptable levels. The Company undertook the recompletion of an additional well in the Wisdom gas field which was abandoned after a series of mechanical failures. The Wisdom gas field was producing 10.8 MMcf per day in August 1994 before curtailing production in September due to low gas prices.

  The following table contains estimates of proved oil and gas reserves attributable to Zapata's interest in oil and gas properties which were prepared primarily by independent petroleum reserve engineers (Huddleston & Co., Inc.). Proved reserves are the estimated quantities of natural gas and liquids (crude oil and condensate) which, based upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic productivity is supported by actual production or conclusive formation testing. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  These reserve quantities are estimates and may be subject to substantial upward or downward revisions as indicated by past experience. The estimates are based on the most current and reliable information available; however, additional information obtained through future production experience and additional development of existing reservoirs may significantly alter previous estimates of proved reserves. Future changes in the level of hydrocarbon prices relative to the costs to develop and produce reserves can also result in substantial revisions to proved reserve estimates.

  These estimates relate only to those reserves which meet the SEC's definition of proved reserves and do not consider probable reserves and the likelihood of their recovery which, if considered, could result in substantial increases in reported reserves. Future secondary recovery efforts could also yield additional reserves.

                        NATURAL GAS AND LIQUIDS RESERVES

                             UNITED STATES               BOLIVIA                    TOTAL
                         ------------------------  -----------------------  ------------------------
                           LIQUIDS       GAS         LIQUIDS      GAS         LIQUIDS       GAS
                         ------------ -----------  ------------ ----------  ------------ -----------
                         (LIQUIDS IN MILLIONS OF BARRELS, GAS IN BILLIONS OF CUBIC FEET)
Proved reserves as of
   September 30, 1991...          .6         61.8           .7        23.7          1.3         85.5
  Revisions of previous
   estimates............         (.1)        (3.1)                     (.8)         (.1)        (3.9)
  Production............         (.1)       (10.2)                    (1.7)         (.1)       (11.9)
                           ---------  -----------    ---------  ----------    ---------  -----------
Proved reserves as of
   September 30, 1992...          .4         48.5           .7        21.2          1.1         69.7
  Revisions of previous
   estimates............                     (1.1)                     3.0                       1.9
  Production............                     (7.0)                    (1.7)                     (8.7)
  Purchase of reserves
   in place.............                       .4                                                 .4
                           ---------  -----------    ---------  ----------    ---------  -----------
Proved reserves as of
   September 30, 1993...          .4         40.8           .7        22.5          1.1         63.3
  Revisions of previous
   estimates............          .1         (2.8)          .1         6.7           .2          3.9
  Production............         (.1)        (3.3)         (.1)       (1.9)         (.2)        (5.2)
                           ---------  -----------    ---------  ----------    ---------  -----------
Proved reserves as of
   September 30, 1994...          .4         34.7           .7        27.3          1.1         62.0
                           =========  ===========    =========  ==========    =========  ===========
Proved developed re-
   serves as of
   September 30, 1991...          .4         53.5           .7        23.7          1.1         77.2
  September 30, 1992....          .3         41.0           .7        21.2          1.0         62.2
  September 30, 1993....          .2         28.2           .7        22.5           .9         50.7
  September 30, 1994....          .2         27.4           .7        27.3           .9         54.7

 Standardized measure of discounted future net cash flows

  The information presented below concerning the net present value of aftertax cash flows for Zapata's oil and gas producing operations is required by SFAS No. 69 in an attempt to make comparable information concerning oil and gas producing operations available for financial statement users. The information is based on proved reserves as of September 30 for each fiscal year and has been prepared in the following manner:

  1. Estimates were made of the future periods in which proved reserves would be produced based on year-end economic conditions.

  2. The estimated future production streams of proved reserves have been priced using year-end prices with the exception that future prices of gas have been increased for fixed and determinable escalation provisions in existing contracts.

  3. The resulting future gross cash inflows have been reduced by the estimated future costs to develop and produce the proved reserves at year-end cost levels.

  4. Income tax payments have been computed at statutory rates based on the net future cash inflows, the remaining tax basis in oil and gas properties and permanent differences between book and tax income and tax credits or other tax benefits available related to the oil and gas operations.

  5. The resulting after-tax future net cash flows are discounted to present value amounts by applying a 10% annual discount factor.

  Effective April 1, 1984, the Company changed from accrual to cash basis revenue recognition for sales from its Bolivia properties in light of economic and political conditions in Bolivia. On September 30, 1987, the Company wrote off its remaining $17.2 million investment in its oil and gas properties in Bolivia. However, based on the Bolivian oil and gas company's performance under renegotiated contracts and improved operating conditions, Zapata returned to the accrual method of accounting for its Bolivian oil and gas operations in fiscal 1994. Additionally, in 1994 Zapata participated in drilling two exploratory wells in its Bolivian operation. The standardized measure information below excludes cash flow information relating to the Bolivian properties prior to 1994.

  The net present value of future cash flows, computed as prescribed by SFAS No. 69, should not be construed as the fair value of Zapata's oil and gas operations. The computation is based on assumptions that in some cases may not be realistic and estimates that are subject to substantial uncertainties. Since the discounted cash flows are based on proved reserves as defined by the SEC, they are subject to the same uncertainties and limitations inherent in the reserve estimates, which include among others, no consideration of probable reserves and stable hydrocarbon prices at year-end levels. Additionally, the timing of future production and cash flows, given the current state of the U.S. natural gas market, is subject to significant uncertainty. The use of a 10% discount factor by all companies does not provide a basis for quantifying differences in risk with respect to oil and gas operations among different companies. The computations also ignore the impact future exploration and development activities may have on profitability.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                          RELATING TO PROVED RESERVES

                                                       UNITED
                                                       STATES  BOLIVIA  TOTAL
                                                      -------- ------- --------
                                                           (IN THOUSANDS)
1994
  Estimated future cash flows Revenues from
   hydrocarbon sales................................. $ 51,380 $44,473 $ 95,853
    Production costs.................................   19,132  12,010   31,142
    Development costs................................    7,899     825    8,724
    Dismantlement and abandonment....................    7,924            7,924
                                                      -------- ------- --------
  Future net cash flows before income taxes..........   16,425  31,638   48,063
  Estimated income tax payments......................      941  10,165   11,106
                                                      -------- ------- --------
  Future net cash flows..............................   15,484  21,473   36,957
  10% discount.......................................    1,570  10,142   11,712
                                                      -------- ------- --------
  Standardized measure of discounted future net cash
   flows............................................. $ 13,914 $11,331 $ 25,245
                                                      ======== ======= ========
1993
  Estimated future cash flows
    Revenues from hydrocarbon sales.................. $104,889         $104,889
    Production costs.................................   28,399           28,399
    Development costs................................   14,960           14,960
                                                      --------         --------
  Future net cash flows before income taxes..........   61,530           61,530
  Estimated income tax payments......................   11,283           11,283
                                                      --------         --------
  Future net cash flows..............................   50,247           50,247
  10% discount.......................................   12,345           12,345
                                                      --------         --------
  Standardized measure of discounted future net cash
   flows............................................. $ 37,902         $ 37,902
                                                      ========         ========

                                                       UNITED
                                                       STATES  BOLIVIA  TOTAL
                                                      -------- ------- --------
                                                           (IN THOUSANDS)
1992
  Estimated future cash flows Revenues from
   hydrocarbon sales................................. $106,284         $106,284
    Production costs.................................   27,059           27,059
    Development costs................................    8,860            8,860
                                                      --------   ---   --------
  Future net cash flows before income taxes..........   70,365           70,365
  Estimated income tax payments......................   12,545           12,545
                                                      --------   ---   --------
  Future net cash flows..............................   57,820           57,820
  10% discount.......................................   10,818           10,818
                                                      --------   ---   --------
  Standardized measure of discounted future net cash
   flows............................................. $ 47,002         $ 47,002
                                                      ========   ===   ========

              CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                   NET CASH FLOWS RELATING TO PROVED RESERVES

                                                      1994     1993     1992
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
Standardized measure, beginning of year--U.S........ $37,902  $47,002  $58,780
Standardized measure, beginning of year--Bolivia....  10,312
  Change in sales prices, net of production costs... (24,990)   8,163   (3,038)
  Costs incurred or transferred into the
   amortization pool during the period that reduced
   estimated future development costs...............   4,975             2,188
  Changes in estimated future development and
   abandonment costs................................  (4,638)  (4,679)    (660)
  Sales, net of production costs....................  (6,281) (11,369) (12,107)
  Revisions of quantity estimates...................   3,243   (1,800)  (4,260)
  Purchase of reserves in-place.....................            1,098
  Accretion of discount.............................   4,283    5,397    7,004
  Net change in income taxes........................    (149)   2,048    4,291
  Changes in production rates and other.............     588   (7,958)  (5,196)
                                                     -------  -------  -------
Standardized measure, end of year................... $25,245  $37,902  $47,002
                                                     =======  =======  =======

NOTE 16. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION (UNAUDITED)

  Zapata's continuing businesses are comprised of four industry segments operating in the U.S. and one foreign country. The marine protein segment is engaged in menhaden fishing for the production of fish meal and fish oil in the U.S. The natural gas compression segment rents, fabricates, sells, installs and services natural gas compressor packages. The natural gas gathering, processing and marketing segment gathers and processes natural gas and its constituent products, and markets and trades in natural gas liquids in the U.S. The oil and gas segment is engaged in the production of crude oil and natural gas in the U.S. and Bolivia. Export sales of fish oil and fish meal were approximately $25.8 million, $12.8 million and $16.2 million in 1994, 1993 and 1992, respectively. Such sales were made primarily to European markets. In 1992 net sales to one customer by the marine protein segment were approximately $12.4 million. Export sales of compressors and related equipment in 1994 totalled $9.9 million. Such sales were made primarily to Canadian markets.

                          INDUSTRY SEGMENT INFORMATION

                                                               DEPRECIATION,
                                   OPERATING                     DEPLETION
                                    INCOME       IDENTIFIABLE       AND        CAPITAL
YEAR ENDED SEPTEMBER 30,  REVENUES  (LOSS)          ASSETS     AMORTIZATION  EXPENDITURES
------------------------  -------- ---------     ------------  ------------- ------------
                                                (IN THOUSANDS)
1994
Marine protein..........  $ 96,614 $  5,445        $ 87,565       $ 4,535      $ 3,671
Natural gas services--
 compression............    72,522    7,970         102,626         4,867        8,638
Natural gas services--
 gathering, processing
 and marketing..........   156,141   (1,063)         36,742         1,855        4,083
Oil and gas.............    12,549  (28,285)(2)      20,062        33,770(2)    11,792
Corporate...............             (8,767)         44,044(1)      2,321           67
                          -------- --------        --------       -------      -------
                          $337,826 $(24,700)       $291,039       $47,348      $28,251
                          ======== ========        ========       =======      =======
1993
Marine protein..........  $ 58,565 $  4,295        $ 92,728       $ 4,510      $ 1,477
Natural gas services--
 gathering, processing
 and marketing..........   186,291     (552)         40,871           460        1,757
Oil and gas.............    20,189    6,032          41,630         7,688        1,327
Corporate...............             (6,769)        169,888(1)        378            8
                          -------- --------        --------       -------      -------
                          $265,045 $  3,006        $345,117       $13,036      $ 4,569
                          ======== ========        ========       =======      =======
1992
Marine protein..........  $ 76,319 $  4,729        $ 84,082       $ 4,248      $ 4,614
Oil and gas.............    30,094   11,248          50,191        10,303        3,963
Corporate...............             (5,076)        170,066(1)        372        3,018
                          -------- --------        --------       -------      -------
                          $106,413 $ 10,901        $304,339       $14,923      $11,595
                          ======== ========        ========       =======      =======

--------
(1) Includes Zapata's investment in Tidewater, a substantial portion of which was sold in fiscal 1994 and 1993.
(2) Includes a $29,152,000 provision for oil and gas property valuation as a result of low gas prices and a revision of estimated future costs.

NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)

                       CONSOLIDATED QUARTERLY INFORMATION

                                 THREE MONTHS ENDED
                          ---------------------------------------------
                          DEC. 31     MAR 31       JUN 30       SEP 30
                          -------     -------     --------     --------
                             (IN THOUSANDS, EXCEPT PER SHARE
                                        AMOUNTS)
FISCAL 1994
Revenues................. $80,228     $75,200     $ 86,496     $ 95,902
                          =======     =======     ========     ========
Operating income (loss).. $ 2,154     $ 1,303     $(16,058)(3) $(12,099)(4)
Other income (expense),
 net.....................  24,622 (1)   2,544 (2)    1,578       (2,892)
Provision (benefit) for
 income taxes............   9,448       1,575       (4,906)      (5,543)
                          -------     -------     --------     --------
Income (loss) from con-
 tinuing operations......  17,328       2,272       (9,574)      (9,448)
Loss on disposition, net
 of income taxes.........      --          --           --       (8,897)(5)
                          -------     -------     --------     --------
Net income (loss)........ $17,328     $ 2,272     $ (9,574)    $(18,345)
                          =======     =======     ========     ========
Per share:
Income (loss) from con-
 tinuing operations...... $  0.56     $  0.05     $  (0.31)    $  (0.29)
Loss on disposition, net
 of income taxes.........      --          --           --        (0.29)
                          -------     -------     --------     --------
Net income (loss)........ $  0.56     $  0.05     $  (0.31)    $  (0.58)
                          =======     =======     ========     ========
FISCAL 1993
Revenues................. $70,925     $71,854     $ 58,173     $ 64,093
                          =======     =======     ========     ========
Operating income (loss).. $ 2,496     $  (291)    $   (569)    $  1,370
Other income (expense),
 net.....................  (1,479)     (2,456)      16,482 (6)   (2,530)
Provision (benefit) for
 income taxes............     (21)     (1,205)       5,423         (547)
                          -------     -------     --------     --------
Net income (loss)........ $ 1,038     $(1,542)    $ 10,490     $   (613)
                          =======     =======     ========     ========
Net income (loss) per
 share................... $  0.04     $ (0.06)    $   0.37     $  (0.02)
                          =======     =======     ========     ========

--------
(1) Includes a pretax gain of $33.9 million from the sale of 3.75 million shares of Tidewater common stock and a $6.8 million prepayment penalty in connection with the partial prepayment of Zapata's Norex indebtedness.
(2) Includes a pretax gain of $3.6 million from the sale of 375,175 shares of Tidewater common stock.
(3) Includes an $18.8 million valuation provision for oil and gas property valuation.
(4) Includes a $10.4 million valuation provision for oil and gas property valuation.
(5) Includes the estimated loss to be realized on disposal of the marine protein operations, net of taxes.
(6) Includes a pretax gain of $32.9 million from the sale of 3.5 million shares of Tidewater common stock, a $6.4 million prepayment penalty in connection with the refinancing of Zapata's senior indebtedness and a $6.0 million write-down of Zapata's investment in Arethusa to approximate estimated market value. A $300,000 gain was recorded in the fourth quarter when Zapata disposed of its investment in Arethusa.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          ZAPATA CORPORATION



                                              /s/  Joseph L. von Rosenberg III
                                          By: _________________________________
                                               Joseph L. von Rosenberg III
                                           Vice President, General Counsel and
                                                   Corporate Secretary

Date: November 13, 1995

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c) EXHIBITS:


   27  --Financial Data Schedule.